Exhibit 2.1

 EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

among

LONG RIDGE EQUITY PARTNERS I, LP

LONG RIDGE OFFSHORE SUBSIDIARY HOLDINGS, LLC

PORTWARE INVESTORS PARALLEL HOLDINGS LLC

PORTWARE, LLC

LONG RIDGE PORTWARE HOLDINGS, INC.

THE INDIVIDUAL SELLERS PARTY HERETO

and

FACTSET RESEARCH SYSTEMS INC.

dated as of September 21, 2015

i

ii

Exhibit A	—	Form of Escrow Agreement

Schedule 1.04	—	Accounting Procedures
Schedule 5.01	—	Covenants Relating to Conduct of the Business
Schedule 5.08	—	Employee Matters
Schedule 8.01(a)(i)	—	Sellers’ Several Liability Percentages
Schedule 8.01(a)(ii)	—	LRPHI Stockholders’ Several Liability Percentages

Company’s Disclosure Letter

iii

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT dated as of September 21, 2015 (this “Agreement”), among Long Ridge Equity Partners I, LP, a Delaware limited partnership, Long Ridge Offshore Subsidiary Holdings, LLC, a Delaware limited liability company, Portware Investors Parallel Holdings LLC, a Delaware limited liability company (each, a “LRPHI Stockholder” and, collectively, the “LRPHI Stockholders”), the persons named in Section 2.04 of the Disclosure Letter (each, an “Individual Seller” and, collectively, the “Individual Sellers”; together with the LRPHI Stockholders, “Sellers”), Portware, LLC, a Delaware limited liability company (the “Company”), Long Ridge Portware Holdings, Inc., a Delaware corporation (“LRPHI”), and FactSet Research Systems Inc., a Delaware corporation (“Purchaser”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 9.04(b).

WHEREAS, the Individual Sellers and LRPHI collectively own all of the issued and outstanding units of membership interest (the “Membership Interests”) of the Company and the LRPHI Stockholders own all of the issued and outstanding shares of common stock, par value $0.001 per share, of LRPHI (the “LRPHI Stock” and, together with the Membership Interests, the “Securities”);

WHEREAS, Purchaser desires to purchase from the Individual Sellers, and the Individual Sellers desire to sell to Purchaser, the Membership Interests owned by each of them;

WHEREAS, Purchaser desires to purchase from the LRPHI Stockholders, and the LRPHI Stockholders desire to sell to Purchaser, all of the LRPHI Stock;

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Purchaser to enter into this Agreement, Alfred Eskandar, Scott DePetris and Sarath Chennareddy, have executed employment agreements with respect to their employment with the Company following the consummation of the transactions contemplated hereby.

NOW THEREFORE, the parties hereby agree as follows:

ARTICLE I

Purchase and Sale of the Securities; Closing

SECTION 1.01.      Purchase and Sale of Securities.  On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 1.02), each Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase from such Seller, the Securities of such Seller for an aggregate purchase price of $265,000,000 (the “Purchase Price”), payable as set forth below in Section 1.03 and subject to adjustment as provided in Section 1.04. The purchase and sale of the Securities is referred to in this Agreement as the “Acquisition”. Notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled to withhold from any amount otherwise payable pursuant to this Agreement such amounts as are required to be withheld with respect to the making of such payment under any applicable tax withholding requirements of the Code (as defined in Section 3.11) or under any provision of state, local or foreign tax law, provided that no amount shall be withheld on account of U.S. federal income Tax with respect to a Seller provided that such Seller has complied with the requirements of Section 1.03(c), except as required by a change in Applicable Law after the date of this Agreement.

SECTION 1.02.      Closing Date. The closing of the Acquisition (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Section 6.01, or, if on such day any condition set forth in Section 6.02 or 6.03 has not been satisfied (or, to the extent permitted, waived by the party entitled to the benefit thereof), as soon as practicable after all the conditions set forth in Article VI have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed between Sellers’ Representative (as defined in Section 1.05) and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03.      Transactions To Be Effected at the Closing. At the Closing:

(a)      each LRPHI Stockholder shall deliver to Purchaser (i) certificates representing the LRPHI Stock owned by such LRPHI Stockholder, duly endorsed in blank or accompanied by powers duly endorsed in blank in proper form for transfer, with appropriate transfer tax stamps, if any, affixed and (ii) such other documents as Purchaser or its counsel may reasonably request to transfer legal and beneficial title to the LRPHI Stock owned by such LRPHI Stockholder; and

(b)      each Individual Seller shall deliver to Purchaser (i) an assignment of such Individual Seller’s Membership Interests executed by such Individual Seller and (ii) such other documents as Purchaser or its counsel may reasonably request to transfer legal and beneficial title to the Membership Interests held by such Individual Seller; and

(c)      each Seller shall deliver to Purchaser a properly prepared and executed certificate of non-foreign status under Treas. Reg. §1.1445-2(b)(2) that establishes (to the reasonable satisfaction of Purchaser) that no withholding is required under Section 1445 of the Code and a properly prepared and certified IRS Form W-9 claiming complete exemption from U.S. backup withholding; and

(d)      Purchaser shall deliver to Sellers’ Representative, on behalf of Sellers, payment, by wire transfer of immediately available funds to a bank account designated in writing by Sellers’ Representative (such designation to be made at least two business days prior to the Closing Date), in an amount equal to (i) (A) the Purchase Price, minus (B) the Escrowed Funds, minus (C) the Bonus Amount, minus (D) the Warrant Payment, plus or minus (ii) an estimate, prepared by the Company in good faith and delivered to Purchaser at least two business days prior to the Closing Date of any adjustment to the Purchase Price under Section 1.04 (the Purchase Price plus or minus such estimate of any adjustment under Section 1.04 being hereinafter called the “Closing Date Amount”); and

(e)      Purchaser shall deposit $13,250,000 (together with interest earned thereon as provided in the Escrow Agreement, the “Escrowed Funds”) by wire transfer of immediately available funds into an escrow account (the “Escrow Account”) established pursuant to the terms and conditions of an escrow agreement (the “Escrow Agreement”) by and among Purchaser, Sellers’ Representative and JPMorgan Chase Bank, N.A., as escrow agent (the “Escrow Agent”), substantially in the form and substance of Exhibit A, to be distributed in accordance with the terms of this Agreement and the Escrow Agreement; and

(f)      Purchaser shall pay by wire transfer of immediately available funds to a bank account designated in writing by the Company (such designation to be made at least two business days prior to the Closing Date), the amount, as set forth in a written notice delivered by Sellers’ Representative to Purchaser at least two business days prior to the Closing Date, required to be paid pursuant to the phantom equity awards listed in Section 3.03(a) of the Disclosure Letter and any other bonuses, change of control or similar payments permitted or consented to by Purchaser pursuant to Section 5.01 and payable by the Company or any Subsidiary at Closing in connection with the transactions contemplated by this Agreement (collectively, the “Bonus Amount”), and the Purchaser shall cause the Bonus Amount to be distributed to each individual entitled to receive their applicable share of the Bonus Amount (as specified in the written notice described above) through the payroll systems of the Company no later than the regularly scheduled payroll date occurring on or after the Closing Date; and

(g)      Purchaser shall pay by wire transfer of immediately available funds to a bank account designated in writing by Sellers’ Representative or Aritas Group, Inc. (such designation to be made at least two business days prior to the Closing Date), the amount (the “Warrant Payment”), as set forth in a written notice delivered by Sellers’ Representative to Purchaser at least two business days prior to the Closing Date, of the Warrant Payment (as defined in that certain Warrant Termination Agreement between the Company and Aritas Group, Inc., dated September 21, 2015 (the “Warrant Termination Agreement”)); and

(h)      Purchaser and Sellers shall make such other deliveries as are required by Article VI.

SECTION 1.04.      Purchase Price Adjustment. Within 90 days after the Closing Date, Sellers shall cause Sellers’ Representative to prepare and deliver to Purchaser a statement (the “Statement”) setting forth Adjusted Working Capital (as defined in Section 1.04(i)), including each component thereof, as of the close of business on the business day immediately preceding the Closing Date (“Closing Adjusted Working Capital”).

(b)      The Statement shall become final and binding upon the parties on the 90th day following receipt by Purchaser thereof, unless Purchaser gives written notice of its disagreement with the Statement (a “Notice of Disagreement”) to Sellers’ Representative prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is received by Sellers’ Representative in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon Sellers and Purchaser on the earlier of (A) the date Sellers’ Representative and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved by the Accounting Firm (as defined below). During the 30-day period following the delivery of a Notice of Disagreement, Sellers’ Representative and Purchaser shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement. At the end of such 30-day period, Sellers’ Representative and Purchaser shall submit to an independent accounting firm (the “Accounting Firm”) for resolution any and all matters that were included by Purchaser in the Notice of Disagreement and that remain in dispute. The Accounting Firm shall be Deloitte & Touche LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon in writing by Sellers’ Representative and Purchaser (such agreement not to be unreasonably withheld). Purchaser and Sellers’ Representative shall execute, if required by the Accounting Firm, a reasonable engagement letter, including customary indemnities in favor of the Accounting Firm. Once appointed, the Accounting Firm shall have no ex parte communications with any of the parties hereto concerning the determination required under this Section 1.04.

(c)      Sellers’ Representative and Purchaser shall use reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to it within 30 days of such submission. In resolving matters submitted to it pursuant to Section 1.04(b), the Accounting Firm (i) shall base its decision based solely on written submissions by Sellers’ Representative and Purchaser and their respective representatives and not by independent review and (ii) with respect to each matter submitted to it, shall not resolve such matter in a manner that is more favorable to Sellers’ Representative than the Statement or more favorable to Purchaser than the Notice of Disagreement.

(d)      The scope of the disputes to be resolved by the Accounting Firm shall be limited to (i) whether there were mathematical errors in the Statement, (ii) whether Closing Adjusted Working Capital has been calculated in accordance with the Adjusted Accounting Principles and the procedures and definitions in Schedule 1.04, and (iii) the interest calculation in accordance with Sections 1.04(f). The payments required by Section 1.04(g) shall be the sole and exclusive remedy of either party for any and all claims arising under this Agreement with respect to the determination of the difference between Closing Adjusted Working Capital and the Target Amount and the related determination of the Adjusted Purchase Price; provided that any disputes about the scope of disputes to be resolved by the Accounting Firm pursuant to this Section 1.04(d) shall be resolved in accordance with Section 9.09.

(e)      The final determination by the Accounting Firm of the matters submitted to it pursuant to Section 1.04(b) shall: (i) be in writing; (ii) include the Accounting Firm’s calculation of the Adjusted Purchase Price; (iii) include the Accounting Firm’s determination of each matter submitted to it pursuant to Section 1.04(b); (iv) include the Accounting Firm’s calculation of interest (in accordance with Section 1.04(f)) from and including the Closing Date to but excluding the date of determination; and (v) include a brief summary of the Accounting Firm’s reasons for its determination of each issue.

(f)      The dispute resolution by the Accounting Firm under this Section 1.04 shall constitute an expert determination under New York CPLR Article 76 and shall not constitute an arbitration. The determinations of the Accounting Firm shall be final and binding, absent fraud, bad faith or manifest error. Judgment may be entered upon the determination of the Accounting Firm in New York State Supreme Court or any other court having jurisdiction over the party against which such determination is to be enforced. During the engagement of the Accounting Firm, the Accounting Firm will bill 50% of the total charges to each of Purchaser and Sellers’ Representative (on behalf of Sellers); provided that the cost of any dispute resolution (including the fees and expenses of the Accounting Firm) pursuant to this Section 1.04 shall be borne by Sellers and Purchaser based upon the percentage which the portion of the contested amount not awarded to such party bears to the actual amount contested by such party, which allocations shall also be determined by the Accounting Firm (taking into account all fees and expenses already paid by Sellers and Purchaser) at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. For example, if Sellers’ Representative (on behalf of Sellers) claims Closing Adjusted Working Capital is $1,000 more than the amount determined by Purchaser, and Purchaser contests only $500 of the amount claimed by Sellers’ Representative, and if the Accounting Firm ultimately resolves the dispute by awarding Sellers $300 of the $500 contested, then the costs and expenses of the Accounting Firm will be allocated 60% (i.e., 300 ÷ 500) to Purchaser and 40% (i.e., 200 ÷ 500) to Sellers. Sellers’ Representative and Purchaser shall pay to the other party, as applicable, any difference between the amount of costs finally determined by the Accounting Firm to be payable by such party and the amount previously paid by such party to the date of such determination.

(g)      The Purchase Price shall be increased by the amount by which Closing Adjusted Working Capital, as finally determined pursuant to this Section 1.04, exceeds the Target Amount, and the Purchase Price shall be decreased by the amount by which Closing Adjusted Working Capital, as finally determined pursuant to this Section 1.04, is less than the Target Amount (the Purchase Price as so increased or decreased shall hereinafter be referred to as the “Adjusted Purchase Price”). If the Closing Date Amount is less than the Adjusted Purchase Price, Purchaser shall, and if the Closing Date Amount is more than the Adjusted Purchase Price, Sellers shall, within 10 business days after the calculation of Closing Adjusted Working Capital becomes final and binding on the parties, make payment by wire transfer in immediately available funds of the amount of such difference (in the case of each Seller, the amount payable by each Seller pursuant to this Section 1.04(g) shall be in proportion to the percentage set forth opposite such Seller’s name on Schedule 8.01(a)(i)), together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by JPMorgan Chase Bank, N.A., as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from and including the Closing Date to but excluding the date of payment.

(h)      In connection with the determination of Closing Adjusted Working Capital pursuant to this Section 1.04, from the Closing Date through the resolution of any adjustment to the Purchase Price contemplated by this Section 1.04, Purchaser shall afford, and shall cause the Company and each Subsidiary to afford, to Sellers’ Representative and its independent accountants and other representatives reasonable access to the personnel (including outside accountants), properties, books and records of the Company and the Subsidiaries for any purpose reasonably related to the adjustment contemplated by this Section 1.04.

(i)      In this Agreement:

“Adjusted Accounting Principles” means (i) the principles, policies and procedures set forth in Schedule 1.04, including the example calculation set forth therein, (ii) to the extent not inconsistent with the foregoing clause (i), GAAP, and (iii) to the extent not inconsistent with the foregoing clause (i) or (ii), the principles, policies, procedures, categorizations, assumptions, techniques and estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) adopted in connection with the Audited Financial Statements. For the avoidance of doubt, the Adjusted Accounting Principles shall not include any changes in assets or liabilities as a result of purchase price accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated by this Agreement.

“Adjusted Working Capital” means Current Assets minus Current Liabilities. The terms “Current Assets” and “Current Liabilities” mean the current assets and current liabilities, respectively, of the Company and the Subsidiaries in the categories described on Schedule 1.04 and subject only to adjustment in accordance with Schedule 1.04 and calculated on a consolidated basis in accordance with the Adjusted Accounting Principles.

“Target Amount” means $0.00.

SECTION 1.05.      Relationship Among Sellers. Each Seller hereby appoints David L Haselkorn, PC as the sole representative (“Sellers’ Representative”) of such Seller to act as the agent and on behalf of such Seller for all purposes under this Agreement, including for the purposes of: (i) acceptance of the Closing Date Amount (net of the Escrowed Funds, the Warrant Payment and the Bonus Amount and applicable withholding taxes that are permitted to be withheld pursuant to the last sentence of Section 1.01) and delivery of wire instructions to Purchaser in connection therewith, as provided in Section 1.03; (ii) determining the Closing Date Amount and delivery of the Statement; (iii) review of any Notice of Disagreement; (iv) determining the Adjusted Purchase Price and delivering any funds as provided in Section 1.04(g); (v) determining whether the conditions to closing in Article VI have been satisfied and supervising the Closing, including waiving any such condition if Sellers’ Representative, in its sole discretion, determines that such waiver is appropriate; (vi) taking any action that may be necessary or desirable, as determined by Sellers’ Representative in its sole discretion, in connection with the termination of this Agreement in accordance with Article VII; (vii) taking any and all actions that may be necessary or desirable, as determined by Sellers’ Representative in its sole discretion, in connection with the amendment of this Agreement in accordance with Section 7.03; (viii) accepting notices on behalf of such Seller in accordance with Section 9.03; (ix) taking any and all actions that may be necessary or desirable, as determined by Sellers’ Representative in its sole discretion, in connection with the payment of the costs and expenses incurred with respect to the Company or such Seller in accordance with Section 5.06; (x) delivering or causing to be delivered to Purchaser at the Closing certificates representing the Securities to be sold by such Seller hereunder; (xi) executing and delivering, in Sellers’ Representative’s capacity as the representative of such Seller, any and all notices, documents or certificates to be executed by Sellers’ Representative, on behalf of such Seller, in connection with this Agreement and the transactions contemplated hereby; (xii) granting any consent or approval on behalf of such Seller under this Agreement; and (xiii) taking any and all other actions and doing any and all other things provided in or contemplated by this Agreement to be performed by Sellers’ Representative on behalf of any Seller. As the representative of Sellers, Sellers’ Representative shall act as the agent for all such persons and shall have authority to bind each such person in accordance with this Agreement, and Purchaser may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon 30 days’ prior written notice to Purchaser.

(b)      Each Seller hereby appoints Sellers’ Representative as such Seller’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in such Seller’s name, place and stead, in any and all capacities, in connection with the transactions contemplated by this Agreement, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the sale of such Seller’s Securities as fully to all intents and purposes as such Seller might or could do in person.

(c)      Neither Sellers’ Representative nor any other Seller shall have any liability to Purchaser for any default under this Agreement by any other Seller, including any default under Sections 1.03(a) and 1.03(b).

ARTICLE II

Representations and Warranties Relating to Each Seller and the Securities

Each Seller hereby represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:

SECTION 2.01.      Organization, Standing and Power. For each Seller that is not a natural person, such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. For each Seller that is a trust, the applicable Seller is a trust duly formed and validly existing under the laws of its jurisdiction of formation pursuant to a declaration of trust or similar trust formation document currently in effect.

SECTION 2.02.      Authority; Execution and Delivery; Enforceability. Such Seller has full power and authority (including in the case of any Seller that is a trust, the requisite power and authority under its trust documents), and, in the case of any Seller that is a natural person, is competent, to execute this Agreement and the other agreements and instruments executed and delivered in connection with this Agreement (the “Ancillary Agreements”) to which it, he or she is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. In the case of any Seller that is not a natural person, the execution and delivery by such Seller of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by such Seller of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Seller (including, in the case of any Seller that is a trust, all necessary approvals of this Agreement and the Ancillary Agreements by any trustee and any beneficiary of such Seller). In the case of any Seller that is a trust, the person executing this Agreement and the Ancillary Agreements to which such Seller is, or is specified to be, a party is the trustee of such Seller and is authorized to act on behalf of such Seller. Such Seller has duly executed and delivered this Agreement and, prior to the Closing, will have duly executed and delivered each Ancillary Agreement to which it, he or she is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it, he or she is, or is specified to be, a party will, after the Closing, constitute, in each case, assuming the due authorization, execution and delivery by Purchaser, its, his or her legal, valid and binding obligation, enforceable against it, him or her in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws affecting creditor’s rights and remedies generally and to principles of equity. If such Seller is a natural person and is married, and such Seller’s Securities constitute community property or spousal or other approval is otherwise required for this Agreement or the Ancillary Agreements to which such Seller is, or is specified to be, a party and the consummation by such Seller of the transactions contemplated hereby and thereby, the execution and delivery by such Seller of this Agreement and the Ancillary Agreements to which such Seller is, or is specified to be, a party and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by, and, assuming the due authorization, execution and delivery by Purchaser, constitute legal, valid and binding obligations of such Seller’s spouse, enforceable against such spouse in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws affecting creditor’s rights and remedies generally and to principles of equity.

SECTION 2.03.      No Conflicts; Consents. The execution and delivery by such Seller of this Agreement do not, the execution and delivery by such Seller of each Ancillary Agreement to which it, he or she is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by such Seller with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, any provision of (i) if such Seller is not a natural person, the organizational documents of such Seller, (ii) any material contract, lease, license, indenture, agreement, commitment or other material legally binding arrangement (a “Contract”) to which such Seller is a party or by which any of its properties or assets is bound or (iii) any judgment, order or decree (“Judgment”) or statute, law, ordinance, rule or regulation (“Applicable Law”) applicable to such Seller or its, his or her properties or assets, other than, in the case of clauses (i), (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect (A) on the financial condition, business, assets or results of operations of the Company and the Subsidiaries, taken as a whole, or (B) on the ability of such Seller to perform its obligations under this Agreement and the Ancillary Agreements to which it, he or she is, or is specified to be, a party or to consummate the Acquisition and the other transactions contemplated hereby (a “Seller Material Adverse Effect”). No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to such Seller in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (A) filings required by the Financial Industry Regulatory Authority (“FINRA”), and (B) those that may be required solely by reason of Purchaser’s (as opposed to any other third party’s) participation in the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements.

SECTION 2.04.      The Securities. Such Seller has legal and beneficial title to the Membership Interests set forth next to such Seller’s name in Section 2.04 of the Disclosure Letter, or, in the case of the LRPHI Stockholders, the LRPHI Stock, in each case, free and clear of all Liens other than restrictions on transfer that may be imposed by applicable securities laws or the Second Amended and Restated Limited Liability Company Agreement of Portware, LLC, as amended (the “Operating Agreement”). Assuming Purchaser has the requisite power and authority to be the lawful owner of such Securities, upon delivery to Purchaser at the Closing of certificates (if any) representing such Securities, duly endorsed by such Seller for transfer to Purchaser, or the applicable assignment of the Membership Interests constituting such Securities, and upon such Seller’s receipt of its portion of the Closing Date Amount, legal and beneficial title to such Securities will pass to Purchaser, free and clear of any Liens, other than restrictions on transfer that may be imposed by applicable securities laws or the Operating Agreement or those arising from acts of Purchaser or its affiliates. Other than this Agreement and the Operating Agreement, such Securities are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Securities. All consents required to be obtained under the Operating Agreement to consummate the transactions contemplated by this Agreement have been obtained or will be obtained prior to Closing.

SECTION 2.05.      Litigation. There are not any (a) outstanding Judgments against such Seller or, if applicable, any of its subsidiaries, (b) claims, actions, proceedings or investigations (“Proceedings”) pending or, to the knowledge of such Seller, threatened against such Seller or, if applicable, any of its subsidiaries or (c) investigations by any Governmental Entity that are, to the knowledge of such Seller, pending or threatened against such Seller or, if applicable, any of its subsidiaries, that in, any case, individually or in the aggregate, have had or would reasonably be expected to have a Seller Material Adverse Effect.

SECTION 2.06.      Intellectual Property. Such Seller does not own and has no right, title or interest in Intellectual Property used in the Company’s or any of the Subsidiaries’ business as presently conducted. No Seller has transferred or conveyed all or any part of its, his or her direct or indirect ownership or control of, or direct or indirect interest in, any Intellectual Property used in the Company’s or any Subsidiary’ business as presently conducted to any third party (other than the Company or the Subsidiaries).

SECTION 2.07.      Transactions with Affiliates. Except as set forth in Section 2.07 of the Disclosure Letter, none of the Contracts set forth in Section 3.09 of the Disclosure Letter between the Company or any Subsidiary, on the one hand, and any Seller or any of its affiliates, on the other hand, will continue in effect subsequent to the Closing. Except as set forth in Section 2.07 of the Disclosure Letter, immediately after the Closing, none of Sellers or their respective affiliates will have any interest in any material property (real or personal, tangible or intangible) or Contract of the Company or any Subsidiary used in their business. Except as set forth in Section 2.07 of the Disclosure Letter, none of Sellers or their respective affiliates provides material services to the Company or any Subsidiary (other than those related to such Seller’s employment with the Company or any Subsidiary or position as a member of the board of managers of the Company or any Subsidiary and for which such Seller receives no compensation from the Company or any Subsidiary that is in addition to that received by such Seller in his or her capacity as an employee or member of the board of managers of the Company or any Subsidiary).

SECTION 2.08.      Additional Representations of the LRPHI Stockholders. Each Seller that is an LRPHI Stockholder additionally hereby represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date as follows:

(a)      Organization and Standing of LRPHI. LRPHI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. LRPHI has all requisite power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its business as now conducted, except where the failure to hold such authorizations, licenses and permits has not had and would not reasonably be expected to have a material adverse effect (A) on the financial condition, business, assets or results of operations of LRPHI and, if applicable, its subsidiaries, taken as a whole, or of the Company and the Subsidiaries, taken as a whole, or (B) on the ability of LRPHI to perform its obligations under this Agreement and the Ancillary Agreements to which it is or is specified to be a party or to consummate the Acquisition and the other transactions contemplated hereby (a “LRPHI Material Adverse Effect”). LRPHI is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not have a LRPHI Material Adverse Effect. The LRPHI Stockholders have prior to the date of this Agreement made available to Purchaser true and complete copies of the certificate of incorporation and by-laws of LRPHI, each as amended to date.

(b)      Capitalization of LRPHI. LRPHI owns that number of Membership Interests set forth next to LRPHI’s name in Section 2.04 of the Disclosure Letter free and clear of all Liens, other than restrictions on transfer that may be imposed by applicable securities laws or the Operating Agreement. The issued and outstanding equity of LRPHI consists solely of one hundred (100) shares of LRPHI Stock, all of which are owned of record and beneficially by the LRPHI Stockholders, and all such shares of LRPHI Stock have been duly authorized and validly issued, fully paid and nonassessable and have not been issued in violation of any Contract to which LRPHI or such LRPHI Stockholder is bound. Except for the LRPHI Stock, there are no equity securities or securities containing any equity features of LRPHI issued, reserved for issuance or outstanding. Except as set forth above and in Section 2.08(b) of the Disclosure Letter, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which LRPHI is a party or by which LRPHI is bound (i) obligating LRPHI to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity interests in LRPHI, (ii) obligating LRPHI to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to the LRPHI Stockholders. There are not any outstanding contractual obligations of LRPHI to repurchase, redeem or otherwise acquire any equity securities or securities containing any equity features of LRPHI or any voting trusts or agreements, shareholder agreements, proxies or other contracts in effect with respect to the governance of LRPHI or the voting or transfer of any equity interests in LRPHI. There are no accrued and unpaid dividends with respect to any issued and outstanding shares of LRPHI Stock. All consents required to be obtained under the Operating Agreement or the certificate of incorporation, the by-laws or other similar governing documents of LRPHI to consummate the transactions contemplated by this Agreement have been obtained or will be obtained prior to the Closing.

(c)      Authority; Execution and Delivery; Enforceability. LRPHI has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by LRPHI of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by LRPHI of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. LRPHI has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, in each case, assuming the due authorization, execution and delivery by Purchaser, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws affecting creditor’s rights and remedies generally and to principles of equity.

(d)      No Conflicts; Consents. The execution and delivery by LRPHI of this Agreement do not, the execution and delivery by LRPHI of each Ancillary Agreement to which it is or is specified to be a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by LRPHI with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, any provision of (i) the organizational documents of LRPHI, (ii) any material Contract to which LRPHI is a party or by which any of its properties or assets is bound or (iii) any Judgment or Applicable Law applicable to LRPHI or its properties or assets, other than, in the case of clauses (i), (ii) and (iii) above, any such items that would not have a LRPHI Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to LRPHI in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (A) filings required by FINRA and (B) those that may be required solely by reason of Purchaser’s (as opposed to any other third party’s) participation in the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements.

(e)      Holding Company Status. LRPHI was formed solely for the purpose of holding LRPHI’s Membership Interests, holds no other assets or properties other than cash, and has not engaged in any other business or other activities or held any other equity interest, instrument or other asset, or any right or obligation to acquire any of the foregoing or to make any capital contribution to any person, and has not been party to any Contract or incurred any liabilities (excluding any liabilities for any Taxes, Tax return preparation costs, franchise fees and similar administrative fees and organizational costs).

ARTICLE III

Representations and Warranties Relating to The Company

Except as set forth in a specifically enumerated section of the Disclosure Letter that corresponds to a specifically enumerated representation or warranty (or in another section of the Disclosure Letter to the extent the relevance of such information to such specifically enumerated representation or warranty is readily apparent on its face), the Company and, with respect to Section 3.11, LRPHI, solely with respect to itself, and the Company, solely with respect to itself and the Subsidiaries, hereby represent and warrant to Purchaser, as of the date hereof and as of the Closing Date, as follows:

SECTION 3.01.      Organization and Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such authorizations, licenses and permits would not have a Company Material Adverse Effect. The Company is duly qualified and in good standing to do business as a foreign limited liability company in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Purchaser true and complete copies of the certificate of formation of the Company, as amended to date, and the Operating Agreement.

SECTION 3.02.      Subsidiaries. Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all necessary power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have a Company Material Adverse Effect. Each of the Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Company Material Adverse Effect. The term “Subsidiary” means each subsidiary of the Company. The Company has made available to Purchaser true and complete copies of the organizational documents, each as amended to date, of each Subsidiary.

SECTION 3.03.      Capitalization of the Company and the Subsidiaries. The issued and outstanding Membership Interests of the Company consists of 6,206,382 Common Units, 762,500 Threshold Common Units, 1,856,308 Incentive Common Units, 1,130,621 Series A-1 Preferred Units and 947,799 Series A-2 Preferred Units, each as defined in the Operating Agreement, all of which are owned of record and beneficially by Sellers, and all such Membership Interests have been duly authorized and validly issued and have not been issued in violation of any Contract to which the Company is bound. Except for the Membership Interests and as set forth in Section 3.03(a) of the Disclosure Letter, there are no equity securities or securities containing any equity features of the Company issued, reserved for issuance or outstanding. Section 3.03(a) of the Disclosure Letter sets forth for each Subsidiary the amount of its authorized capital stock or other comparable equity interests and the record and beneficial owners of its issued and outstanding capital stock or other comparable equity interests. Except as set forth in Section 3.03(a) of the Disclosure Letter, there are no equity securities or securities containing any equity features of any Subsidiary issued, reserved for issuance or outstanding. All the outstanding equity securities of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any Contract to which the Company or any Subsidiary is bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Membership Interests may vote (“Voting Company Debt”). Except as set forth above and in Section 3.03(a) of the Disclosure Letter, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity interests in, or any security convertible or exercisable for or exchangeable into any equity interest in, the Company or of any Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the Membership Interests. Except as set forth in the Operating Agreement, there are not any outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any equity securities or securities containing any equity features of the Company or any Subsidiary or any voting trusts or agreements, shareholder agreements, limited liability company agreements, proxies or other contracts in effect with respect to the governance of the Company or the voting or transfer of any equity interests in the Company. There are no accrued and unpaid dividends with respect to any issued and outstanding Membership Interests.

(b)      Except for its interests in the Subsidiaries and except for the ownership interests set forth in Section 3.03(b) of the Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 3.04.      Authority; Execution and Delivery; Enforceability. The Company has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by the Company of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action. The Company has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, in each case, assuming the due authorization, execution and delivery by Purchaser, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws affecting creditor’s rights and remedies generally and to principles of equity.

SECTION 3.05.      No Conflicts; Consents. The execution and delivery by Sellers and the Company of this Agreement do not, the execution and delivery by any Seller or the Company of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Sellers and the Company with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary under, any provision of (i) the certificate of formation or incorporation or by-laws or similar organization documents of the Company or any Subsidiary, (ii) any material Contract to which the Company or any Subsidiary is a party or by which any of its properties or assets is bound or (iii) any Judgment or Applicable Law applicable to the Company or any Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not have a Company Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Subsidiary in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (A) filings required by FINRA and (B) those that may be required solely by reason of Purchaser’s (as opposed to any other third party’s) participation in the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements.

SECTION 3.06.      Financial Statements.  Section 3.06 of the Disclosure Letter sets forth the (i) audited consolidated balance sheet of the Company and the Subsidiaries dated as of December 31, 2014 and December 31, 2013 (the balance sheet as of December 31, 2014 being referred to as the “Balance Sheet”) and the related audited statements of operations and comprehensive income, changes in members’ equity and cash flows for the fiscal years then ended (collectively, the “Audited Financial Statements”) and (ii) the unaudited consolidating balance sheet of the Company and the Subsidiaries dated as of July 31, 2015 (the “Interim Balance Sheet”) and the related unaudited income statement as of and for the seven-month period ended July 31, 2015 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in conformity with GAAP consistently applied (except in each case as described in the notes thereto) and on that basis fairly present in all material respects (subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments that are not material and the absence of footnote disclosures and other presentation items) the financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the respective periods indicated.

(b)      The Company and the Subsidiaries do not have any material liabilities or obligations that would be required by GAAP to be recorded, reflected or reserved against in a consolidated balance sheet, except (i) as disclosed, reflected or reserved against in the Balance Sheet or the Interim Balance Sheet, (ii) for items set forth in Section 3.06(b) of the Disclosure Letter, (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet and not in violation of this Agreement, or (iv) for liabilities to be fully satisfied prior to or as of the close of business on the business day immediately preceding the Closing Date.

SECTION 3.07.      Title to Properties.  Except as set forth in Section 3.07(a) of the Disclosure Letter, the Company or the Subsidiaries own good and valid title to, or hold pursuant to valid and enforceable leases, all of the material tangible personal property used by the Company and the Subsidiaries to conduct their businesses as currently conducted (the “Company Personal Property”), free and clear of all Liens, other than Permitted Liens. All such tangible personal property is in the aggregate in adequate operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the ordinary course of business consistent with past practice and obsolescence in the ordinary course.

(b)      The real property demised by the leases described in Section 3.07(b) of the Disclosure Letter (the “Leased Real Property”) constitutes all of the real property leased by the Company and the Subsidiaries. Except as set forth in Section 3.07(b) of the Disclosure Letter, the Leased Real Property leases are in full force and effect, and the Company or the Subsidiaries holds a valid and existing leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws. The Company has delivered or made available to Purchaser complete and accurate copies of each of the leases described in Section 3.07(b) of the Disclosure Letter, and none of such leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Purchaser. Neither the Company nor any of the Subsidiaries is in default in any material respect under any of such leases and, to the knowledge of the Company, no other party to any such lease is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. None of the Company and the Subsidiaries has received any written notice during the last twelve months of the intention of any party to terminate any such lease.

(c)      Neither the Company nor any of the Subsidiaries owns any real property.

(d)      This Section 3.07 does not relate to Intellectual Property, such item being the subject of Section 3.08.

SECTION 3.08.      Intellectual Property. Section 3.08(a) of the Disclosure Letter sets forth a true and complete list of all (i) registered and material unregistered Intellectual Property owned by Company or any Subsidiary (the “Company Owned Intellectual Property”) and (ii) registered and material unregistered Intellectual Property licensed by the Company from a third party, other than Intellectual Property licensed from a third party for generally-commercially-available off-the-shelf software that in each case has incurred license fees of less than $10,000 (the, “Company Licensed-In Intellectual Property”), (collectively, the “Company Intellectual Property”). With respect to all Company Owned Intellectual Property that is registered or subject to an application for registration, Section 3.08(a) of the Disclosure Letter sets forth a list of all jurisdictions in which such Company Owned Intellectual Property is registered or registrations applied for and all registration and application numbers. Except as set forth in Section 3.08(a) of the Disclosure Letter, (i) the Company or a Subsidiary is the sole and exclusive owner of all right, title and interest in and to the Company Owned Intellectual Property free and clear of all Liens (other than Permitted Liens), (ii) the consummation of the Acquisition and the other transactions contemplated hereby does not and will not conflict with, alter or impair the Company’s rights, title and interests in and to Company Owned Intellectual Property, (iii) all maintenance and other required fees relating to applications for registration and the registered Company Owned Intellectual Property have been paid in full on or before the due date of such fees, or during any applicable grace period, (iv) no Proceedings (including for opposition, cancelation, invalidity, revocation or rectification) are pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary by any person with respect to the ownership, validity, enforceability, effectiveness, registration or use of the Company Owned Intellectual Property; (v) the Company and the Subsidiaries are not subject to any outstanding Judgment involving the Company Intellectual Property; and (vi) to knowledge of the Company, the Company Intellectual Property is subsisting, valid and enforceable.

(b)      None of the Company or any Subsidiary have granted any license of any kind relating to any Company Owned Intellectual Property except nonexclusive licenses to end-users in the ordinary course of business. None of the Company or any Subsidiary are bound by or a party to any option, license or similar Contract relating to the Intellectual Property of any other person for the use of such Intellectual Property in the conduct of the business of the Company and the Subsidiaries, except as set forth in Section 3.08(a) of the Disclosure Letter and except for generally-commercially-available off-the-shelf software that in each case has incurred license fees of less than $10,000.

(c)      To the knowledge of the Company, the conduct of the business of the Company and the Subsidiaries as presently conducted does not violate, conflict with or infringe the Intellectual Property of any other person. Except as set forth in Section 3.08(c) of the Disclosure Letter, the Company and the Subsidiaries have not, since January 1, 2012, initiated or threatened in writing, any claim against any person alleging that such person infringes any Company Intellectual Property. No party has, since January 1, 2012, initiated or threatened in writing, any claim against the Company or any of the Subsidiaries alleging that the Company or any of the Subsidiaries infringes Intellectual Property of any third party and to the knowledge of the Company, no such threat has been made otherwise.

(d)      All former (since January 1, 2012) and current members of management and key personnel of the Company and the Subsidiaries, including all former (since January 1, 2012) and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of Company Owned Intellectual Property (collectively, “Personnel”), have (i) executed and delivered to the Company a proprietary information agreement restricting such person’s right to disclose proprietary information of the Company and the Subsidiaries, and have (ii) either (A) been party to a “work-for-hire” arrangement or agreement with the Company and the Subsidiaries that, in accordance with all Applicable Laws, has accorded the Company and the Subsidiaries full, effective, exclusive and original ownership of all tangible and intangible property thereby arising or (B) have executed appropriate instruments of assignment in favor of the Company and the Subsidiaries as assignee that have conveyed to the Company and the Subsidiaries full, effective and exclusive ownership of all tangible and intangible property thereby arising. To the knowledge of the Company, no former (since January 1, 2012) or current Personnel have any claim against the Company or any of the Subsidiaries in connection with such person’s involvement in the conception and development of any Company Owned Intellectual Property and no such claim has been asserted or is threatened. None of the current officers and employees of the Company and the Subsidiaries has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company and the Subsidiaries in the furtherance of their respective businesses, which patents or applications have not been assigned to the Company or any such Subsidiary with such assignment duly recorded in the appropriate Patent and Trademark Office.

(e)      No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been used to create any Company Owned Intellectual Property, except for any such funding or use of facilities or personnel that has not resulted in such Governmental Entity or institution obtaining ownership rights to such Company Owned Intellectual Property.

(f)      All confidential information constituting Company Owned Intellectual Property has been maintained in confidence in accordance with protection procedures customarily used in the industry to protect rights of like importance. To the knowledge of the Company, since January 1, 2012, none of the Company or any Subsidiary has suffered any material breaches of its software, hardware, databases, computer equipment or other information technology, including any such breaches that have resulted in (i) the disclosure or loss of any material confidential information or (ii) a third party obtaining access to any confidential information.

(g)      The Company and the Subsidiaries (i) are in compliance in all material respects with the terms of any and all licenses and agreements that govern the use, modification and distribution of any Open Source Code licensed to and used in business of the Company and the Subsidiaries and (ii) under the licenses or agreements that govern the use, modification and distribution of such Open Source Code, the Company and the Subsidiaries are not required to disclose or distribute any source code of the Company Owned Intellectual Property.

(h)      (i) To the knowledge of the Company, the operation of the Company’s and the Subsidiaries’ respective businesses is in compliance in all material respects with any and all Applicable Laws, contractual requirements, terms of use and privacy policies pertaining to data protection or information privacy, security, collection, use and disclosure, (ii) Personal Data collected, stored and processed by the Company and the Subsidiaries can be used by the Company and the Subsidiaries after the Closing in the manner currently used by the Company and the Subsidiaries, (iii) the Company and the Subsidiaries have adopted protection procedures customarily used in the industry to protect the secrecy of Personal Data and non-public information that the Company and the Subsidiaries (or any Person on behalf of any of the foregoing) collects, stores, uses or maintains for the conduct of the business and to prevent unauthorized use, disclosure, loss, processing, transmission or destruction of or access to such Personal Data or non-public information by any other Person and, to the knowledge of the Company, no Person has made any illegal or unauthorized use of Personal Data that was collected by or on behalf of the Company and the Subsidiaries (“Personal Data Breach”), (iv) no party has, since January 1, 2012, initiated or threatened in writing, any claim against the Company or any of the Subsidiaries alleging that the Company or any of the Subsidiaries transmitted any Personal Data or non-public information of their employees, contractors, customers, distributors, payment processors/providers or others having material business dealings with the Company and the Subsidiaries across country borders in violation of Applicable Laws of the U.S., Europe and Hong Kong, and (v) since January 1, 2012, the Company and the Subsidiaries have not been legally required to provide any notices to data owners in connection with a Personal Data Breach, nor has Company or any of the Subsidiaries provided any such notice, and there are no claims pending or, to the knowledge of the Company, threatened, and since January 1, 2012, there have been no claims, against the Company or any Subsidiary regarding a Personal Data Breach.

(i)      In this Agreement:

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, including: (i) all United States and foreign patents and applications therefor (including utility and design patents), statutory invention registrations and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all inventions (whether patentable or not), invention disclosures, improvements, mask works, trade secrets, methods, algorithms, models, manufacturing processes, test and qualification processes, designs, schematics, proprietary information, know-how, technology, technical data, regulatory requirements and information, research and development information, and all documentation (in whatever form or medium) to the extent embodying any of the foregoing, (iii) all works of authorship (whether copyrightable or not), copyrights, copyright registrations and applications therefor, including Software, documentation, databases and Internet website content, (iv) all industrial designs and any registrations and applications therefor, and (v) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks, trademark and service mark and trade dress registrations and applications therefor.

“Open Source Code” means any Software code, or data library that is licensed as freeware, shareware, open source software or similar licensing models and that (i) requires the licensing or distribution of source code to licensees at no additional charge, (ii) prohibits or limits the receipt of consideration in connection with sublicensing or distributing any software, or (iii) requires (or could or does condition the use or distribution of such software on) the granting of a license under the patent rights of the Company and the Subsidiaries. For the avoidance of doubt, Open Source Code includes, without limitation, software licensed or distributed under any of the following licenses or distribution models terms: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the BSD License; and (v) the Apache License.

“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data obtained by the Company and the Subsidiaries, is capable of identifying an individual).

“Software” means all (A) computer programs, including software implementations of algorithms, models and methodologies, whether in source code or object code form; (B) libraries, functions, subroutines, development tools, interfaces, displays and other work product or tools used to design, plan, organize, develop, implement or operate any computer program; (C) databases and compilations, including data and collections of data, in any form or format whatsoever, and (D) documentation, including user manuals, training materials, design documents and flowcharts relating to any of the foregoing.

SECTION 3.09.      Contracts. Except as set forth in Section 3.09 of the Disclosure Letter, neither the Company nor any Subsidiary is a party to or bound by any:

(i)       written employment agreement or employment contract that has an aggregate future liability in excess of $100,000 and is not terminable by the Company or a Subsidiary by notice of not more than 60 days for a cost of less than $100,000;

(ii)      collective bargaining agreement or other contract with any labor organization, union or association;

(iii)      Contract containing any covenant not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement) or other covenant restricting the development, manufacture, marketing or distribution of the products and services of the Company or any Subsidiary or provisions by which the Company or any Subsidiary grants any person “most favored nation” status;

(iv)      Contract (other than this Agreement and the Operating Agreement) (A) with (1) any Seller or any affiliate of any Seller (other than the Company or a Subsidiary) or (2) any current or former officer, director or employee of the Company, a Subsidiary, any Seller or any affiliate of any Seller (other than employment agreements covered by clause (i) above or customary non-disclosure and confidentiality agreements entered into in the ordinary course of business) or (B) that guarantees any obligations of any Seller or any affiliate of any Seller (other than the Company or a Subsidiary);

(v)       lease, sublease or similar Contract with any person (other than the Company or a Subsidiary) under which the Company or a Subsidiary is a lessor or sublessor of, or makes available for use to any person (other than the Company or a Subsidiary), (A) any Leased Real Property or Company Personal Property or (B) any portion of any premises otherwise occupied by the Company or a Subsidiary, in each case, for which the annual rental exceeds $100,000;

(vi)      lease, sublease or similar Contract (other than with respect to Leased Real Property) with any person (other than the Company or a Subsidiary) under which the Company or a Subsidiary is lessee of, or holds or uses, any property owned by another person, for which the annual rental exceeds $100,000;

(vii)     material license, sublicense, option or other agreement relating in whole or in part to the Company Owned Intellectual Property or to any Company Licensed-In Intellectual Property;

(viii)    (A) Contract under which the Company or a Subsidiary has (1) borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person (other than the Company or a Subsidiary) or (2) granted a Lien (other than a Permitted Lien) upon any Leased Real Property, Company Personal Property or any other asset or (B) any other note, bond, debenture or other evidence of indebtedness of the Company or a Subsidiary (other than in favor of the Company or a Subsidiary);

(ix)      Contract (including any so-called take-or-pay or keepwell agreements) under which (A) any person including the Company or a Subsidiary, has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or a Subsidiary or (B) the Company or a Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person, including the Company or another Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(x)       Contract under which the Company or a Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the Company or a Subsidiary and other than extensions of trade credit or employee advances in the ordinary course of business;

(xi)      Contract (except the Operating Agreement) providing for indemnification of any employee, officer, director, manager, stockholder or member of the Company or a Subsidiary with respect to material liabilities relating to any current or former business of the Company, a Subsidiary or any predecessor person;

(xii)      a Contract (including a purchase order or a sales order), with the Company and the Subsidiaries’ (a) 20 largest customers by the dollar amount of total sales for the period from January 1, 2014 through December 31, 2014 and (b) 20 largest suppliers of goods or services by the dollar amount of total purchases for the period from January 1, 2014 through December 31, 2014, in each case, unless terminable without payment or penalty upon no more than 60 days’ notice);

(xiii)     a Contract for the disposition of any material asset of the Company or a Subsidiary (other than product sales in the ordinary course of business) or the grant of any preferential rights to purchase any such asset (excluding discounts and similar preference rights in connection with the sale of products and services in the ordinary course of business) or requiring the consent of any party to the transfer thereof, other than any such Contract entered into in the ordinary course of business after the date of this Agreement and not in violation of this Agreement;

(xiv      a Contract with any Governmental Entity;

(xv)     a Contract (other than the Operating Agreement or similar governing documents of any Subsidiaries) for any joint venture, partnership, limited liability company agreement or similar arrangement; or

(xvi)    a currency exchange, interest rate exchange, commodity exchange or similar Contract.

(b)      Except as set forth in Section 3.09 of the Disclosure Letter, all Contracts required to be listed in Section 3.09 of the Disclosure Letter (the “Company Contracts”) are valid, binding and in full force and effect and are enforceable by the Company or the applicable Subsidiary in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws affecting creditor’s rights and remedies generally and to principles of equity. Except as set forth in Section 3.09 of the Disclosure Letter, the Company or the applicable Subsidiary has performed all material obligations required to be performed by it to date under the Company Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Company, no other party to any Company Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. None of Sellers, the Company and the Subsidiaries has, except as disclosed in Section 3.09(b) of the Disclosure Letter received any written notice during the last twelve months of the intention of any party to terminate any Company Contract. Complete and correct copies of all Company Contracts, together with all modifications and amendments thereto, have been made available to Purchaser.

SECTION 3.10.      Insurance. Section 3.10 of the Disclosure Letter lists each material insurance policy maintained by the Company and the Subsidiaries (other than Benefit Plans). Neither the Company nor any of the Subsidiaries is in material default with respect to its obligations thereunder and each such insurance policy is enforceable and in full force and effect, subject to bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws affecting creditor’s rights and remedies generally and to principles of equity.

SECTION 3.11.      Taxes. All material Tax Returns required to be filed by or with respect to each of the Company, the Subsidiaries and LRPHI have been duly and timely filed or a request for an extension of time to file was duly and timely filed, and such extension of time to file has not expired. All such Tax Returns are complete and correct in all material respects.

(b)      All material Taxes required to be paid by or with respect to each of the Company and the Subsidiaries and LRPHI have been timely paid. The Financial Statements reflect, in accordance with the Adjusted Accounting Principles (as applicable), an adequate reserve for all Taxes payable by or with respect to each of the Company and the Subsidiaries (as applicable) for all taxable periods (and portions thereof) through the date of such statements. The unaudited balance sheet of LRPHI as of August 31, 2015 fairly and accurately reflects in all material respects the Tax Liabilities of LRPHI.

(c)       Except for extensions automatically granted, no request has been made to extend the time within which to file any material Tax Return of or with respect to the Company, any Subsidiary or LRPHI that has not yet been filed.

(d)      None of the Company, any Subsidiary nor LRPHI has any liability for material Taxes of any person other than itself (i) as a result of being or having been part of any consolidated, combined, affiliated, aggregate, unitary or similar group, (ii) as a transferee or successor or (iii) by Contract (other than a customary commercial Contract entered into in the ordinary course of business the primary purpose of which is not the allocation of Tax liabilities (a “Tax Contract”)).

(e)      No audit or examination of or with respect to any material Tax Return or material Taxes of the Company, any Subsidiary or LRPHI is currently in progress or has been threatened in writing.

(f)       There is no material deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by or with respect to the Company, any Subsidiary or LRPHI that has not been timely paid.

(g)      There is no Contract or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes and no power of attorney with respect to any material Taxes has been executed or filed with any Taxing Authority by, on behalf of or with respect to the Company, any Subsidiary or LRPHI.

(h)      None of the Company, any Subsidiary nor LRPHI, within the past five years, has been subject to a written claim by a Taxing Authority in a jurisdiction in which such person does not file Tax Returns to the effect that such person is or may be subject to taxation by such jurisdiction.

(i)        No material Liens for Taxes exist with respect to the assets of the Company, any Subsidiary or LRPHI, except for Permitted Liens.

(j)        None of the Company, any Subsidiary nor LRPHI will be required to include in a taxable period ending after the Closing Date a material amount of taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized in such prior taxable period as a result of any change in method of accounting or for any other reason (including as a result of prepaid amounts or deferred revenue received on or prior to the Closing).

(k)       Section 3.11(k) of the Disclosure Letter sets forth a list of the entity classifications for U.S. Federal income tax purposes of each of the Company and the Subsidiaries, as well as the date of the most recent election (if any) that each of the each of the Company and the Subsidiaries has made under U.S. Treasury Regulation Section 301.7701-3(c).

(l)        None of the Company, the Subsidiaries nor LRPHI has participated in any “listed transaction”, as defined in U.S. Treasury Regulation Section 1.6011-4(b)(2).

(m)      Neither LRPHI nor any Subsidiary that is treated as a corporation for U.S. Federal income Tax purposes has constituted either a “distributing corporation” or “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in (i) any distribution of stock qualifying or intended to qualify for Tax-free treatment under Section 355 of the Code within the two-year period ending on the date of this Agreement, or (ii) a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(n)       None of the Company, the Subsidiaries nor LRPHI is or was a United States Real Property Holding Corporation under Section 897(c)(2) of the Code.

SECTION 3.12.      Proceedings. Section 3.12 of the Disclosure Letter sets forth a list of each pending or, to the knowledge of any Seller or the Company, threatened Proceeding affecting the Company or any Subsidiary or any of their assets except those which, if adversely determined, would not be reasonably likely to result in fees, fines and other costs or penalties in excess of $100,000. Except as set forth in Section 3.12 of the Disclosure Letter, neither the Company nor any Subsidiary is a party or subject to or in default under any material Judgment.

SECTION 3.13.      Benefit Plans. Section 3.13(a) of the Disclosure Letter contains a list and, in the case of any oral plan, arrangement or policy, brief description of each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (a “Pension Plan”), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (a “Welfare Plan”), and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or any Subsidiary or any other person or entity that, together with the Company, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company, a “Commonly Controlled Entity”) for the benefit of any present or former officers, employees, agents, directors or independent contractors of the Company or any Subsidiary (all the foregoing being herein called “Benefit Plans”).

(b)       Each Benefit Plan has been administered in all material respects in accordance with its terms. The Company, the Subsidiaries and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code, all other Applicable Laws and the terms of all applicable collective bargaining agreements. There are no current or, to the Company’s knowledge, threatened investigations by any Governmental Entity, termination proceedings or other claims (except routine claims for benefits payable under the Benefit Plans) or Proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan that would reasonably be expected to give rise to any material liability, and there are not any facts or circumstances that could give rise to any material liability in the event of any such investigation, claim or Proceeding.

(c)       Each Benefit Plan that is a Pension Plan (a “Company Pension Plan”) that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Company Pension Plan and related trust is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code.

(d)      No Commonly Controlled Entity has incurred any liability to a Pension Plan, including any related trust or trustee (other than for contributions not yet due), or to the Pension Benefit Guaranty Corporation or similar foreign entity (other than for the payment of premiums not yet due) that would reasonably be expected to result in liability to the Company, which liability has not been fully paid as of the date hereof.

(e)       None of the Company or any Subsidiary is required to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f)        Except as disclosed in Section 3.13(f) of the Disclosure Letter or as provided in any employment agreements or offer letters that Purchaser or its affiliates enters into with an employee of the Company or any Subsidiary, no employee of the Company or any Subsidiary will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.

(g)       No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, director or independent contractor of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

SECTION 3.14.      Absence of Changes or Events. Except as set forth in Section 3.14 of the Disclosure Letter, since the date of the Balance Sheet, there has not been a Company Material Adverse Effect. Except as set forth in Section 3.14 of the Disclosure Letter, since the date of the Interim Balance Sheet, the business of the Company and the Subsidiaries has been conducted in the ordinary course and in substantially the same manner as previously conducted. Except as set forth in Section 3.14 of the Disclosure Letter, since the date of the Interim Balance Sheet to the date of this Agreement, neither the Company nor any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of Section 5.01.

SECTION 3.15.      Compliance with Applicable Laws. Except as set forth in Section 3.15 of the Disclosure Letter, the Company and the Subsidiaries are in compliance in all material respects with all Applicable Laws, including those relating to occupational health and safety or the environment. All approvals, filings, permits or licenses of Governmental Entities (collectively, “Permits”) that are material to the Company or any of the Subsidiaries and that are required to conduct the business of the Company or any of the Subsidiaries are in the possession of the Company or the applicable Subsidiary and are in full force and effect. The Company and the Subsidiaries are in compliance with all material Permits and have not received written notice of any violation or non-compliance with any such material Permit the subject matter of which notice is ongoing. Except as set forth in Section 3.15 of the Disclosure Letter, none of Sellers, the Company and the Subsidiaries has received any written communication notice during the past twelve months from any person that alleges that the Company or a Subsidiary is not in compliance in any material respect with any Applicable Law. This Section 3.15 does not relate to matters with respect to Intellectual Property and Personal Data, which are the subject of Section 3.08, Taxes, which are the subject of Section 3.11, or environmental matters, which are the subject of Section 3.17.

SECTION 3.16.      Employee and Labor Matters.  Except as set forth in Section 3.16 of the Disclosure Letter:  (i) there is not any, and during the past three years there has not been any, labor strike, dispute, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against the Company or any Subsidiary; (ii) to the knowledge of the Company, no union organizational campaign is in progress with respect to the employees of the Company or any Subsidiary; (iii) neither the Company nor any Subsidiary is engaged in any unfair labor practice; and (iv) there are not any unfair labor practice charges or complaints against the Company or any Subsidiary pending, or, to the knowledge of the Company, threatened, before the National Labor Relations Board.

SECTION 3.17.       Environmental Matters. (a) The Company and the Subsidiaries and their respective products and properties are, and have been, in compliance in all material respects with all Environmental Laws and the Company and the Subsidiaries possess and are and have been in compliance in all material respects with all Permits required under Environmental Laws for the conduct of their operations, (b) the Company has not received any notice or claim alleging that the Company or any of the Subsidiaries is in material violation of, or may have any material liability under, any Environmental Law; and (c) to the Company’s knowledge, there has been no release or disposal of or exposure to any Hazardous Material, and the Company and the Subsidiaries have not retained or assumed (either contractually or by operation of Law) any liabilities or obligations, in each case that could reasonably be expected to form the basis of any material claim against the Company and the Subsidiaries relating to Environmental Law or Hazardous Materials. For all purposes of this Agreement, “Environmental Law” means any Law, Judgment, legally binding agreement or Permit issued, promulgated or entered into by or with any Governmental Entity relating to pollution, the environment or natural resources and “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos, polychlorinated biphenyls, hazardous or toxic substances, and any other substance or waste that is regulated under any Environmental Law.

SECTION 3.18.      Transactions with Affiliates. Except as set forth in Section 3.18 of the Disclosure Letter, none of the Contracts set forth in Section 3.09 of the Disclosure Letter between the Company or any Subsidiary, on the one hand, and any affiliate of the Company or any Subsidiary, on the other hand, will continue in effect subsequent to the Closing. Except as set forth in Section 3.18 of the Disclosure Letter, immediately after the Closing, none of the affiliates of the Company or any Subsidiary will have any interest in any material property (real or personal, tangible or intangible) or Contract of the Company or any Subsidiary used in their business. Except as set forth in Section 3.18 of the Disclosure Letter, no affiliate of the Company or any Subsidiary (other than the Company and the Subsidiaries) provides material services to the Company or any Subsidiary. For purposes of this Section 3.18, (x) a Seller shall be deemed to not be an affiliate of the Company or of a Subsidiary and (y) an affiliate of such a Seller shall be deemed to not be an affiliate of the Company or of a Subsidiary if such person is otherwise only an affiliate of the Company or of a Subsidiary as a result of Seller being an affiliate of the Company or of a Subsidiary.

SECTION 3.19.      Customers and Suppliers. Section 3.19 of the Disclosure Letter sets forth a complete and accurate list of the names of the Company’s and the Subsidiaries’ (a) ten largest customers by the dollar amount of total sales for the period from January 1, 2014 through December 31, 2014, showing the total sales in dollars by the Company or a Subsidiary to each such customer during such period, and (b) ten largest suppliers of goods or services by the dollar amount of purchases for the period from January 1, 2014 through December 31, 2014, showing the total purchases in dollars by the Company or a Subsidiary from each such supplier during such period. None of the Company or any of the Subsidiaries has been notified, in writing, by any customer or supplier listed in Section 3.19 of the Disclosure Letter during the past six months that such customer or supplier intends to materially reduce its purchases or the availability of its goods or services to the Company or any Subsidiary.

SECTION 3.20.      Indebtedness. Neither the Company nor any Subsidiary has any outstanding liabilities, obligations or indebtedness for borrowed money and none of the Company or any Subsidiary has guaranteed, or has granted a Lien to secure, any such liabilities, obligations or indebtedness.

ARTICLE IV

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to each Seller, as of the date of this Agreement and as of the Closing Date, as follows:

SECTION 4.01.      Organization and Power. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby.

SECTION 4.02.      Authority; Execution and Delivery; and Enforceability. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Purchaser has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, in each case, assuming the due authorization, execution and delivery by the Company and each Seller, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws affecting creditor’s rights and remedies generally and to principles of equity.

SECTION 4.03.      No Conflicts; Consents. The execution and delivery by Purchaser of this Agreement do not, the execution and delivery by Purchaser of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Purchaser with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its subsidiaries under, any provision of (i) the certificate of incorporation or by-laws of Purchaser or any of its subsidiaries, (ii) any Contract to which Purchaser or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Applicable Law applicable to Purchaser or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (i), (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Acquisition and the other transactions contemplated hereby (a “Purchaser Material Adverse Effect”). No Consent of or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to Purchaser or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (A) filings required by FINRA and (B) those that may be required solely by reason of the participation of Sellers and the Company (as opposed to any other third party) in the Acquisition and other transactions contemplated hereby and by the Ancillary Agreements.

SECTION 4.04.      Litigation. There are not any (a) outstanding Judgments against Purchaser or any of its subsidiaries, (b) Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries or (c) investigations by any Governmental Entity that are, to the knowledge of Purchaser, pending or threatened against Purchaser or any of its subsidiaries that, in any case, individually or in the aggregate, have had or would reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 4.05.      Securities Act. The Securities purchased by Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Purchaser shall not offer to sell or otherwise dispose of the Securities so acquired by it in violation of any of the registration requirements of the Securities Act.

SECTION 4.06.      Availability of Funds. Purchaser has and shall have at Closing cash and existing borrowing facilities immediately available that together are sufficient to enable it to pay the full Purchase Price, to make all other payments required by the terms of this Agreement, and to consummate the Acquisition.

ARTICLE V

Covenants

SECTION 5.01.      Covenants Relating to Conduct of Business. (a) Except for matters set forth in Schedule 5.01 or otherwise expressly permitted by the terms of this Agreement, from the date of this Agreement to the Closing, the Company and LRPHI shall, and the Company shall cause the Subsidiaries to, use commercially reasonable efforts to conduct their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted (including with respect to the Company’s management of the sales pipeline and capital expenditures) and use all commercially reasonable efforts to keep intact their respective businesses, keep available the services of their current employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others with whom they deal. In addition (and without limiting the generality of the foregoing), except as set forth in Schedule 5.01 or otherwise expressly permitted or required by the terms of this Agreement, the Company and LRPHI shall not, and the Company shall not permit any Subsidiary to, do any of the following without the prior written consent of Purchaser (which consent shall not be unreasonably withheld):

(i)        other than to the extent required by Applicable Law, amend its certificate or articles of formation or incorporation, by-laws, limited liability company agreement or similar organizational documents;

(ii)       declare or pay any non-cash dividend or make any other non-cash distribution in respect of any of its shares of capital stock or other equity interests;

(iii)      redeem or otherwise acquire any of its membership interests, shares of capital stock or other equity interests or issue any membership interests, shares of capital stock or other equity interests or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any membership interests, shares of capital stock or other equity interests;

(iv)      (A) adopt or materially amend any Benefit Plan (or any plan that would be a Benefit Plan if adopted), or take any action to increase or accelerate, or that could reasonably be expected to result in the increase or acceleration of the time of vesting or payment of, any compensation or benefit, or (B) grant to any officer or employee any increase in compensation or benefits or hire or terminate any officer or employee, except in the ordinary course of business and consistent with past practice or as may be required under existing agreements;

(v)       incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business and consistent with past practice; provided, however, that in no event shall the Company, LRPHI or any Subsidiary incur or assume any long-term indebtedness for borrowed money, except, in each case, to the extent (x) such liabilities, obligations or indebtedness will be repaid prior to or as of the close of business on the business day immediately preceding the Closing Date and (y) the Company, LRPHI or such Subsidiary, as applicable, provides written notice thereof at least five business days prior to such incurrence or assumption;

(vi)      permit, allow or suffer any of its assets to become subjected to any Lien of any nature whatsoever other than Permitted Liens;

(vii)     cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

(viii)    pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, Sellers or any of their affiliates, except for transactions among the Company and the Subsidiaries or in connection with their duties as an employee or manager of the Company in the ordinary course of business consistent with past practice;

(ix)      make any change in any method of accounting or accounting practice or policy other than those required by GAAP;

(x)       acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets that are material;

(xi)      sell, lease, license or otherwise dispose of any of its assets that are material, individually or in the aggregate, to LRPHI or the Company and the Subsidiaries, taken as a whole, except licenses of products and sales of inventory in the ordinary course of business consistent with past practice and obsolete or excess equipment sold in the ordinary course of business and consistent with past practice;

(xii)     enter into, modify or amend in any material respect, or terminate or permit the lapse of any lease of real property;

(xiii)    make or incur any capital expenditure, except for computer hardware or software related purchases that, individually, are not in excess of $100,000 or make or incur any such expenditures which, in the aggregate, are in excess of $250,000;

(xiv)    make, revoke or change any material Tax election, change any Tax accounting method or period, file any material amended Tax Return, enter into any closing agreement or settlement relating to a material amount of Taxes, surrender any right to claim a refund of material Taxes or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or

(xv)     authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

(b)       Advise of Changes. Each party shall promptly advise the other party in writing of the occurrence of any matter or event that would, or that would be reasonably be expected to, result in any of the conditions set forth in Article VI not being satisfied.

(c)       Consultation. In connection with the continuing operation of the business of LRPHI, and of the Company and the Subsidiaries between the date of this Agreement and the Closing, the Company shall use commercially reasonable efforts to consult in good faith on a regular and frequent basis with the representatives for Purchaser to report material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested by Purchaser or such representatives. Sellers acknowledge that any such consultation shall not constitute a waiver by Purchaser of any rights it may have under this Agreement, and that Purchaser shall not have any liability or responsibility for any actions of the Company, any Subsidiary, any Seller or any of their respective officers or directors with respect to matters that are the subject of such consultations unless Purchaser expressly consents to such action in writing.

SECTION 5.02.      No Solicitation. None of Sellers shall, nor shall any Seller authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other representative retained by it or the Company to, (i) solicit, initiate or encourage any “other bid”, (ii) enter into any agreement with respect to any other bid or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or encourage any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any other bid. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of any Seller or the Company, as applicable, or any investment banker, attorney or other advisor or representative of any Seller or the Company, that is authorized by such Seller or the Company to act on behalf of such Seller or the Company, as applicable, shall be deemed to be a breach of this Section 5.02 by such Seller. Each Seller and the Company promptly shall advise Purchaser orally and in writing of any other bid or any inquiry with respect to or which could lead to any other bid and the material details thereof (other than the identity of the other party). As used in this Section 5.02, “other bid” shall mean any proposal for a merger, sale of securities, sale of substantial assets or similar transaction involving the Company or any Subsidiary, other than the transactions contemplated by this Agreement.

SECTION 5.03.      Access to Information. The Company shall, and shall cause the Subsidiaries to, afford to Purchaser and its accountants, counsel and other representatives reasonable access, upon reasonable prior notice during normal business hours during the period prior to the Closing, to all the personnel, properties, books, contracts, commitments, Tax Returns and records of the Company and the Subsidiaries, and, during such period shall furnish promptly to Purchaser any information concerning the Company or a Subsidiary as Purchaser may reasonably request; provided that such access shall not unreasonably interfere with the normal operations of the Company or the Subsidiaries and all requests for access shall be directed to Sellers’ Representative or such other person as Sellers may designate in writing from time to time. Except as otherwise provided in this Agreement, neither Sellers nor the Company make any representation or warranty as to any information (if any) provided pursuant to this Section 5.03. The information provided pursuant to this Section 5.03 will be governed by the terms and conditions of the Confidentiality Agreement.

SECTION 5.04.      Confidentiality. Purchaser acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement between Purchaser and the Company (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate.

(b)       Each Seller shall keep confidential, and cause its affiliates and its and their officers, directors, employees and advisors to keep confidential, all information relating to the Company and the Subsidiaries, except (i) as required by law or administrative process, (ii) for information that is available to the public on the Closing Date or thereafter becomes available to the public other than as a result of a breach of this Section 5.04(b), or (iii) for information developed by a Seller independently and without reference to any confidential information. From and after the Closing Date, the provisions of this Section 5.04 shall not apply to or restrict the use of confidential information of the Company or a Subsidiary by a Seller in connection with the provision of services to the Company or any of its affiliates. If a Seller becomes compelled in any Proceeding (other than a Proceeding between or among the parties hereto) or is requested by a Governmental Entity having regulatory jurisdiction over the transactions contemplated hereby to make any disclosure that is prohibited or otherwise constrained by this Section 5.04, such Seller shall, to the extent practicable, provide Purchaser with notice of such compulsion or request so that it may (at the expense of the party seeking protection) seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 5.04. In the absence of a protective order or other remedy, a Seller may disclose that portion of the confidential information that such party is legally required to disclose. The covenant set forth in this Section 5.04(b) shall terminate three years after the Closing Date.

SECTION 5.05.      Regulatory Filings; Consents; Reasonable Best Efforts. On the terms and subject to the conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur at the earliest practicable date.

(b)       The Company shall as promptly as practicable file with FINRA the filing required for the transactions contemplated hereby, and Purchaser shall furnish to the Company such necessary information and reasonable assistance as the Company may request in connection with its preparation of such filing.

(c)       Prior to the Closing, each party shall, and shall cause its affiliates to, use its reasonable best efforts to obtain, and to cooperate in obtaining, all consents (including any consents under any Leased Real Property lease) from third parties necessary or appropriate to permit the consummation of the Acquisition.

(d)       During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Closing Date, except with the consent of Sellers (which shall not be unreasonably withheld, delayed or conditioned), Purchaser and its affiliates shall not enter into any acquisition, merger or other similar transaction (i) pursuant to which Purchaser will purchase or otherwise acquire any entity or business that is substantially in competition with the business of the Company and the Subsidiaries and (ii) that would reasonably be expected to prevent or materially delay the Closing because of an investigation by a Governmental Entity under the Applicable Laws related to antitrust matters.

SECTION 5.06.      Expenses; Transfer Taxes. Whether or not the Closing takes place, and except as set forth in Article VIII, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, including all costs and expenses incurred pursuant to Section 5.05.

(b)      All transfer, documentary, sales, use, registration, value-added and other similar Taxes (“Transfer Taxes”) applicable to the transfer of each Security shall be borne 50% by each Seller that transferred such Security, on the one hand, and 50% by Purchaser, on the other hand. Each party shall use commercially reasonable efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

SECTION 5.07.      Brokers or Finders. Each of Purchaser and each Seller represents, as to itself and its affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except, as to Sellers, Broadhaven Capital Partners, whose fees and expenses will be paid by Sellers.

SECTION 5.08.      Employee Matters. The parties acknowledge and agree to the matters set forth on Schedule 5.08.

SECTION 5.09.      Tax Matters. Sellers’ Representative shall prepare or cause to be prepared all Tax Returns (including Schedule K1s) required to be filed with a Taxing Authority (or, in the case of any Schedule K1, delivered to the applicable equity interest holder) by or with respect to each of the Company, the Subsidiaries and LRPHI for any Tax period of each such entity ending on or before the Closing Date (the “Pre-Closing Tax Returns”). The Pre-Closing Tax Returns shall be prepared in a manner that is consistent with past practice, except as otherwise required by Applicable Law or agreed by the parties in writing.

(i)        In the case of any Pre-Closing Tax Return that is required to be filed (or delivered, as applicable) before the Closing Date, Sellers’ Representative shall (x) timely file or cause to be filed such Tax Return with the relevant Taxing Authority (or deliver or cause to be delivered such Tax Return to the applicable equity interest holder, as applicable) and (y) timely pay or cause to be paid to the relevant Taxing Authority the amount shown as due on such Tax Return.

(ii)       In the case of any Pre-Closing Tax Return with respect to an income or franchise Tax (including any partnership Tax Return) (an “Income Tax Return”) that is required to be filed (or delivered, as applicable) after the Closing Date:

(1)     Sellers’ Representative shall present each such Tax Return to Purchaser for review and comment at least 30 days before the due date of such Tax Return (taking into account extensions). If Purchaser does not object to such Tax Return within 20 days after receipt thereof, then Purchaser shall be deemed to have accepted such Tax Return and Purchaser shall timely file or cause to be filed such Tax Return with the relevant Taxing Authority (or deliver or cause to be delivered such Tax Return to the applicable equity interest holder, as applicable) in such accepted form. If Purchaser delivers an objection to Sellers’ Representative with respect to such Tax Return within 20 days after receipt thereof, then Purchaser and Sellers’ Representative shall act reasonably and in good faith to resolve such objection and (x) if Purchaser and Sellers’ Representative resolve such dispute at least five business days before the due date of such Tax Return (taking into account extensions), Purchaser shall timely file or cause to be filed such Tax Return with the relevant Taxing Authority (or deliver or cause to be delivered such Tax Return to the applicable equity interest holder, as applicable) in the agreed-upon form or (y) if Purchaser and Sellers’ Representative do not resolve such dispute at least five business days before the due date of such Tax Return (taking into account extensions), then Purchaser shall file or cause to be filed with the relevant Taxing Authority (or deliver or cause to be delivered to the applicable equity interest holder, as applicable) such Tax Return in the form provided by Sellers’ Representative, except that Purchaser shall have the right to adjust such Tax Return to the extent necessary (determined in Purchaser’s sole reasonable discretion) to avoid exposing Purchaser and its affiliates to criminal penalties or non-monetary sanctions.

(2)     Sellers shall pay to Sellers’ Representative, at least five business days before the due date of such Tax Return (taking into account extensions), the amount shown as due on such Tax Return reduced to the extent such amount was taken into account in the calculation of Closing Adjusted Working Capital. Each Seller’s liability for such amount shall be determined in the same manner as such Seller’s indemnification obligations under Section 8.01(e) and Section 8.01(f). Sellers’ Representative shall promptly pay to Purchaser all amounts received from Sellers under this Section 5.09(a)(ii)(2).

(b)       Purchaser shall prepare and timely file or cause to be filed (or deliver or cause to be delivered, as applicable) all Tax Returns (including Schedule K1s) required to be filed (or delivered, as applicable) by or with respect to each of the Company, the Subsidiaries and LRPHI for any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”) and all Pre-Closing Tax Returns required to be filed after the Closing Date that are not Income Tax Returns; provided, however, that, with respect to each such Tax Return, to the extent relating to any Pre-Closing Tax Period, such Tax Return shall be prepared in a manner that is consistent with past practice, except as otherwise required by Applicable Law or agreed by the parties in writing. Purchaser shall present the portion of each such Tax Return related to any Pre-Closing Tax Period to Sellers’ Representative for review and comment at least 30 days before the due date of such Tax Return (taking into account extensions). If Sellers’ Representative does not object to such Tax Return within 20 days after receipt thereof, then Sellers’ Representative shall be deemed to have accepted such Tax Return and Purchaser shall timely file or cause to be filed such Tax Return with the relevant Taxing Authority (or deliver or cause to be delivered such Tax Return to the applicable equity interest holder) in such accepted form. If Sellers’ Representative delivers an objection to Purchaser with respect to such Tax Return within 20 days after receipt thereof, then Purchaser and Sellers’ Representative shall act reasonably and in good faith to resolve such objection and (i) if Purchaser and Sellers’ Representative resolve such dispute at least five business days before the due date of such Tax Return (taking into account extensions), then Purchaser shall timely file or cause to be filed such Tax Return with the relevant Taxing Authority (or deliver or cause to be delivered such Tax Return to the applicable equity interest holder) in the agreed-upon form or (ii) if Purchaser and Sellers’ Representative do not resolve such dispute at least five business days before the due date of such Tax Return (taking into account extensions), then Purchaser shall adjust the portion of such Tax Return related to a Pre-Closing Tax Period to reflect Sellers’ Representative’s objections, except that Purchaser shall have the right to further adjust such adjusted Tax Return to the extent necessary (determined in Purchaser’s sole reasonable discretion) to avoid exposing Purchaser and its affiliates to criminal penalties or non-monetary sanctions, and shall file or cause to be filed such Tax Return with the relevant Taxing Authority (or deliver or cause to be delivered such Tax Return to the applicable equity interest holder) as so adjusted. Sellers shall pay to Sellers’ Representative, at least five business days before the due date of such Tax Return (taking into account extensions), any amount owed by each Seller pursuant to Section 8.01(e) and Section 8.01(f) with respect to the taxable period covered by such Tax Return. Sellers’ Representative shall promptly pay to Purchaser all amounts received from Sellers under this Section 5.09(b).

(c)       Any refund or credit of Taxes paid by or with respect to the Company, any Subsidiary or LRPHI before the Closing (including by way of an offset against Taxes in a tax period that is not a Pre-Closing Tax Period) or pursuant to an indemnity claim under Section 8.01(e) and Section 8.01(f) shall belong to Sellers (or the LRPHI Stockholders in the case of a refund or credit of Taxes paid by or with respect to LRPHI), except to the extent such refund or credit was taken into account in the calculation of Closing Adjusted Working Capital. All other refunds or credits of Taxes paid by or with respect to the Company, any Subsidiary or LRPHI shall belong to Purchaser. Purchaser, on the one hand, and Sellers, on the other hand, shall, or shall cause their respective affiliates to, pay to Sellers’ Representative the portion of any such refund, credit or offset of Taxes to which Sellers or Purchaser, respectively, is entitled under this Section 5.09(c), (i) in the case of a refund, within 10 business days after receipt thereof or (ii) in the case of a credit or offset, within 10 business days after such credit is allowed or applied against any other Tax liability. Sellers’ Representative shall promptly pay any such amounts to Sellers (or the LRPHI Stockholders, as applicable) or Purchaser, as applicable. If any portion of a refund or credit is subsequently disallowed by any Taxing Authority, then amounts previously paid hereunder in respect thereof shall be promptly reimbursed by the payee to the payor.

(d)       The Company, each Subsidiary, Sellers and Purchaser shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, contractors, consultants, agents, auditors and representatives to reasonably cooperate, in preparing and filing (or delivering, as applicable) all Tax Returns, including by maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

(e)       All Tax sharing agreements, arrangements and practices between the Company, any Subsidiary or LRPHI, on the one hand, and Sellers or any affiliate of Sellers, on the other hand, shall be terminated before the Closing. After the Closing, none of the Company, the Subsidiaries, LRPHI, Sellers nor any affiliate of any Seller shall have any rights or obligations under any such Tax sharing agreement, arrangement or practice.

(f)        No later than 60 days after the Closing Date, Purchaser shall deliver to Sellers’ Representative a statement allocating the purchase price attributable to the purchase of the Membership Interests from the Individual Sellers and any assumed liabilities associated with such purchased Membership Interests (as determined under applicable income Tax principles) among the assets of the Company and each Subsidiary that is treated as a “flowthrough” for U.S. Federal income Tax purposes (the “Allocation Statement”) in accordance with Section 1060 of the Code and the applicable Treasury Regulations, provided that, to the extent consistent therewith, the amount allocated to property, plant and equipment and current assets (in each case, other than customer contracts and software) shall not exceed the tax basis of such assets. Sellers’ Representative shall deliver written notice to Purchaser within 30 days after Sellers’ Representative’s receipt of the Allocation Statement either accepting or objecting to the Allocation Statement, and, if Sellers’ Representative shall not have delivered such written notice within such 30-day period, Sellers’ Representative shall be deemed to have agreed to the Allocation Statement (and the Allocation Statement shall become a final allocation). If Sellers’ Representative objects to the Allocation Statement in accordance with the immediately preceding sentence, then Purchaser and Sellers’ Representative shall attempt to resolve their differences by good faith negotiation to agree on a final allocation. If Purchaser and Sellers’ Representative are unable to agree on a final allocation within 30 days after the delivery of Sellers’ Representative’s objection to the Allocation Statement in accordance with the immediately preceding sentence, then Purchaser and Sellers’ Representative shall collectively select an arbiter from an internationally recognized public accounting firm (the person so selected shall be referred to herein as the “Tax Matters Accounting Firm”). The parties shall instruct the Tax Matters Accounting Firm to use its best efforts to determine a final allocation as promptly as possible and not later than 20 days after submission of the matter to the Tax Matters Accounting Firm. Only disputed item(s) relating to the Allocation Statement shall be submitted to the Tax Matters Accounting Firm for review. In resolving any disputed item, the parties shall instruct the Tax Matters Accounting Firm that it may not assign a fair market value to such item greater than the greatest value for such item claimed by either Purchaser or Sellers’ Representative or less than the lowest fair market value for such item claimed by either Purchaser or Sellers’ Representative, in each case, as presented to the Tax Matters Accounting Firm. All determinations of the Tax Matters Accounting Firm relating to the disputed items, absent fraud, shall be final and binding on the parties and shall produce a final allocation. The fees and expenses of the Tax Matters Accounting Firm shall be borne 50% by Purchaser and 50% by Sellers’ Representative. Any final allocation agreed or otherwise determined pursuant to this Section 5.09(f) shall be the “Final Allocation” for purposes of this Agreement. The parties shall cooperate to adjust the Final Allocation to reflect any adjustments made to the Purchase Price, including pursuant to Section 1.04. The Final Allocation shall be final and binding upon the parties for all Tax purposes and, except as required by Applicable Law or as mutually agreed to in writing by Sellers’ Representative and Purchaser, the parties agree to act in accordance with the Final Allocation for all Tax purposes.

(g)       Sellers agree that, with respect to the Company and each Subsidiary that is treated as a partnership for U.S. Federal income Tax purposes, either (i) a valid election under Section 754 (a “Section 754 Election”) is, as of the date hereof, and will be, as of the Closing Date, in effect or (ii) a Section 754 Election shall be made in a timely manner such that the election applies to the transactions contemplated by this Agreement.

(h)       The Company, any Subsidiary, LRPHI, any Seller or Sellers’ Representative shall promptly notify Purchaser of any Proceeding or audit pending prior to the Closing Date against or with respect to the Company, any of the Subsidiaries or LRPHI in respect of any Tax or Tax Return.

(i)        The parties hereto agree to treat the sale of the Membership Interests by the Individual Sellers to Purchaser, for all U.S. Federal income Tax purposes, as a termination of the Company as a partnership, upon which the Company is deemed to contribute all of its assets and liabilities to a new partnership in exchange for an interest in the new partnership; and, immediately thereafter, the Company is deemed to distribute interests in the new partnership to Purchaser and LRPHI in proportion to their respective interests in the Company in liquidation of the Company in accordance with U.S. Treasury Regulation Section 1.708-1(b)(4), and shall take no position inconsistent therewith.

(j)        Purchaser agrees that any assignment of its rights to acquire the LRPHI Stock pursuant to Section 9.01 shall be to an entity that is itself treated as a domestic corporation for U.S. Federal income Tax purposes or that is owned directly (or indirectly through a chain of one or more entities that are disregarded for U.S. Federal income Tax purposes) by an entity that is treated as a domestic corporation for U.S. Federal income Tax purposes. Purchaser will not make any elections pursuant to Section 336(e) or 338(h)(10) of the Code (or any corresponding provision of U.S. state or local law) with respect to the acquisition of the LRPHI Stock.

(k)       Each amount paid to Purchaser or to Sellers pursuant to this Section 5.09 and each amount paid to an indemnitee pursuant to Article VIII shall be treated as an adjustment to the aggregate Purchase Price for all Tax purposes, unless otherwise required by Applicable Law.

SECTION 5.10.      Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

SECTION 5.11.      Agreement Not To Compete. Each Individual Seller understands that Purchaser shall be entitled to protect and preserve the going concern value of the business of the Company and the Subsidiaries to the extent permitted by law and that Purchaser would not have entered into this Agreement absent the provisions of this Section 5.11 and, therefore, for a period of three years from the Closing, each Individual Seller shall not, and shall cause each of its affiliates not to, directly or indirectly:

(i)        engage in activities or businesses, or establish any new businesses, within North America that are substantially in competition with the businesses of the Company and the Subsidiaries as of the Closing Date (“Competitive Activities”), including (A) selling goods or services of the type sold by the Company or any Subsidiary (other than on behalf of the Company or its affiliates), except that if any goods or services were not sold by the Company or any Subsidiary during the period of time prior to the Closing and are not sold by the Company and the Subsidiaries at the time of the Closing (collectively, “Permitted Goods and Services”), any Individual Seller may sell any Permitted Goods and Services, (B) soliciting any customer or prospective customer of the Company or any Subsidiary to purchase any goods or services sold by the Company or any Subsidiary, other than Permitted Goods and Services, from anyone other than Purchaser and its affiliates, and (C) assisting any person in any way to do, or attempt to do, anything prohibited by clause (A) or (B) above;

(ii)       (A) solicit, recruit or hire any employee of the Company and the Subsidiaries or (B) solicit or encourage any employee of the Company and the Subsidiaries to leave the employment of the Company and the Subsidiaries; provided that the foregoing clauses (A) and (B) shall not apply to (x) the employment of any employee of the Company and the Subsidiaries if such employee’s employment has been involuntarily terminated by Purchaser or any of its affiliates or (y) a general advertisement or solicitation program (including through search firms) that is not specifically targeted at such employees; and

(iii)      whether in writing or orally, criticize, denigrate or disparage Purchaser, the Company, any of their respective affiliates or any of the officers, directors or employees of any of the foregoing, in connection with the transactions contemplated by this Agreement in any statement that is intended or reasonably expected to become widely disseminated; provided, however, that this provision shall not prevent any Individual Seller from testifying truthfully in any legal or administrative proceeding that arises from or relates to this Agreement, the transactions contemplated herein, or in which such testimony is compelled or requested or otherwise complying with any legal requirements or responding to inquiries or requests for information by any regulator or auditor.

(b)       Section 5.11(a) shall be deemed not breached as a result of the ownership by any Individual Seller or any of its affiliates of less than an aggregate of 5% of any class of stock of a person engaged, directly or indirectly, in Competitive Activities.

(c)       Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article VIII and other remedies at law would be inadequate in the case of any breach of the covenants contained in Section 5.11(a). Purchaser shall be entitled to seek equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

SECTION 5.12.      Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 5.05), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of Sellers, executing and delivering to Purchaser such assignments, deeds, bills of sale, consents and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.

SECTION 5.13.      Post-Closing Access to Sellers. From and after the Closing, Purchaser shall, and shall cause LRPHI, the Company and the Subsidiaries to, (a) retain until the expiration of the relevant statute of limitations all Tax Returns and other Tax records of LRPHI, the Company and the Subsidiaries with respect to periods or occurrences prior to the Closing Date and (b) to make the same available after the Closing for inspection and copying by Sellers’ Representative or its accountants, counsel and other representatives, upon reasonable prior notice during normal business hours, as Sellers’ Representative may reasonably request; provided, that such access shall not unreasonably interfere with the normal operations of the Company or the Subsidiaries.

SECTION 5.14.      Director and Officer Insurance. Prior to or simultaneously with the Closing, Sellers shall, or shall cause the Company (subject to the proviso at the end of this sentence, one-half at Purchaser’s expense and one-half at Sellers’ expense), to purchase from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance a prepaid insurance policy (i.e., “tail coverage”) which provides “directors and officers” insurance coverage for each of the individuals who were officers, directors or similar functionaries of the Company or any Subsidiary at or prior to the Closing on no less favorable terms (including in amount and scope) as the policy or policies maintained by the Company or the Subsidiaries immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement (such policy, the “D&O Tail Policy”); provided that Purchaser shall not be required to pay in excess of $25,000 of the premium for such “tail coverage” insurance policy. From and for a period of six years following the Closing Date, Purchaser shall, and shall cause the Company to, maintain the D&O Tail Policy in full force and effect. The provisions of this Section 5.14 are intended for the benefit of, and will be enforceable by (as express third-party beneficiaries), each current and former officer, director or similar functionary of the Company and the Subsidiaries and his or her heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

ARTICLE VI

Conditions Precedent

SECTION 6.01.      Conditions to Each Party’s Obligation. The obligations of Purchaser and Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a)       FINRA. The occurrence of the earlier of the following: (i) the parties shall have received the written approval of FINRA for the transactions contemplated hereby pursuant to NASD Rule 1017; or (ii)(A) 30 calendar days shall have elapsed after the making of the NASD Rule 1017 Filing and such application shall not have been rejected or otherwise terminated or withdrawn; (B) the parties shall have notified FINRA that the parties hereto intend to consummate the Closing pursuant to NASD Rule 1017 without written approval from FINRA; and (C) during such 30-day period, FINRA shall not have advised that the parties are prohibited from consummating the Closing without FINRA’s approval of the transactions contemplated hereby or that FINRA expects to disapprove the filing or impose any restrictions or limitations in connection therewith.

(b)      Other Governmental Approvals. All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the Acquisition shall have been obtained or filed or shall have occurred.

(c)       No Injunctions or Restraints. No Applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect.

SECTION 6.02.      Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

(a)       Representations and Warranties. (i) The representations and warranties set forth in Sections 2.01, 2.02, 2.04, 2.07, 2.08(a)-(c), 2.08(e), 3.01, 3.02, 3.03, 3.04 and 3.20 shall be true and correct in all material respects on the Closing Date and (ii) the representations and warranties set forth in Article II and Article III (other than those specified in clause (i) above) shall be true and correct in all respects as of the Closing Date, except to the extent such representations and warranties specified in this clause (ii) expressly relate to an earlier date (in which case such representations and warranties shall be true and correct, on and as of such earlier date), in each case except for breaches of the representations and warranties specified in this clause (ii) as to matters that, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect, a LRPHI Material Adverse Effect or a Company Material Adverse Effect. For purposes of determining the satisfaction of this condition, the representations of Sellers and the Company shall be deemed not qualified by any references therein to materiality generally or to whether or not any breach results in a Seller Material Adverse Effect, a LRPHI Material Adverse Effect or a Company Material Adverse Effect.

(b)       Performance of Obligations of Sellers and the Company. Each Seller and the Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by such Seller or the Company by the time of the Closing.

(c)       Closing Certificate. Each Seller and the Company shall have delivered to Purchaser a certificate dated as of the Closing Date stating that the preconditions specified in Sections 6.02(a) and 6.02(b), as they relate to such Seller and the Company, respectively, have been satisfied.

(d)       Escrow Agreement. The Escrow Agent and Sellers’ Representative shall have executed and delivered the Escrow Agreement to Purchaser.

(e)       Warrant Termination Agreement. The Warrant Termination Agreement shall be in full force and effect and the transactions contemplated thereby shall be consummated prior to or simultaneously with Closing.

(f)       Other Documents. Sellers’ Representative and the Company shall have furnished to Purchaser (i) evidence reasonably satisfactory to Purchaser that all option or deferred compensation plans have been terminated and that all loans made (x) by the Company or any Subsidiary to Sellers, their respective affiliates and any directors, officers, employees or other related parties of the Company or any Subsidiary and (y) by Sellers, their respective affiliates and any directors, officers, employees or other related parties of the Company or any Subsidiary to the Company or any Subsidiary have been repaid in full and (ii) such other documents reasonably required to consummate the Acquisition as Purchaser or its counsel may reasonably request.

SECTION 6.03.      Conditions to Obligation of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement (or waiver by Sellers’ Representative) on or prior to the Closing Date of the following conditions:

(a)       Representations and Warranties. (i) The representations and warranties set forth in Sections 4.01, 4.02 and 4.06 shall be true and correct in all material respects on the Closing Date and (ii) the representations and warranties set forth in Article IV (other than those specified in clause (i) above) shall be true and correct in all respects as of the Closing Date, except to the extent such representations and warranties specified in this clause (ii) expressly relate to an earlier date (in which case such representations and warranties shall be true and correct, on and as of such earlier date), in each case except for breaches of the representations and warranties specified in this clause (ii) as to matters that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect. For purposes of determining the satisfaction of this condition, the representations of Purchaser shall be deemed not qualified by any references therein to materiality generally or to whether or not any breach results in a Purchaser Material Adverse Effect.

(b)       Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing.

(c)       Purchaser Closing Certificate. Purchaser shall have delivered to Sellers’ Representative a certificate dated as of the Closing Date stating that the preconditions specified in Sections 6.03(a) and 6.03(b) have been satisfied.

(d)       Escrow Agreement. The Escrow Agent and Purchaser shall have executed and delivered the Escrow Agreement to Sellers’ Representative.

(e)       Other Documents. Purchaser shall have furnished to Sellers’ Representative such other documents reasonably required to consummate the Acquisition as Sellers’ Representative or its counsel may reasonably request.

SECTION 6.04.      Frustration of Closing Conditions. Neither Purchaser nor any Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 5.05.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01.      Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i)       by mutual written consent of Sellers’ Representative and Purchaser;

(ii)      by Sellers’ Representative if any of the conditions set forth in Sections 6.01 or 6.03 shall have become incapable of fulfillment, and shall not have been waived by Sellers’ Representative;

(iii)     by Purchaser if any of the conditions set forth in Sections 6.01 or 6.02 shall have become incapable of fulfillment, and shall not have been waived by Purchaser; or

(iv)     by Sellers’ Representative or Purchaser, if the Closing does not occur on or prior to November 30, 2015 (the “Outside Date”);

provided, however, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement. In the event of termination by Sellers’ Representative or Purchaser pursuant to this Section 7.01, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party.

SECTION 7.02.      Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.04 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it, (ii) Section 5.06 relating to certain expenses, (iii) Section 5.07 relating to finder’s fees and broker’s fees, (iv) Section 7.01 and this Section 7.02 and (v) Section 5.10 relating to publicity. Nothing in this Section 7.02 shall be deemed to release any party from any liability (a) under the Confidentiality Agreement or (b) for any willful breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

SECTION 7.03.      Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto or, in the case of each Seller, by Sellers’ Representative on behalf of such Seller. By an instrument in writing Purchaser, on the one hand, or Sellers’ Representative on behalf of Sellers, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

ARTICLE VIII

Indemnification

SECTION 8.01.      Indemnification by Sellers. From and after the Closing, each Seller shall be liable for, and shall indemnify Purchaser, its affiliates (including the Company, the Subsidiaries and LRPHI) and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Purchaser Indemnitees”) against and hold each of them harmless from, any loss, liability, claim, damage or expense including reasonable legal fees and expenses (collectively, “Losses”), suffered or incurred by such Purchaser Indemnitee (other than any Loss relating to Taxes under Sections 3.11, 5.01(a)(xiv), 5.06(b) and 5.09 for which indemnification provisions are set forth in Sections 8.01(e) and 8.01(f) in lieu of those in this Section 8.01(a) unless expressly provided otherwise in such Sections) to the extent arising from, relating to or otherwise in respect of:

(i)       any breach of any representation or warranty of (A) such Seller or (B) the Company contained in this Agreement or in the certificate delivered pursuant to Section 6.02(c) (it being agreed and acknowledged by the parties that for purposes of the right to indemnification pursuant to this clause (i) the representations and warranties of Sellers and the Company contained herein shall not be deemed qualified by any references herein to materiality generally or to whether or not any such breach results or may result in a Seller Material Adverse Effect, a Company Material Adverse Effect or a LRPHI Material Adverse Effect); and

(ii)      any breach of any covenant (A) in Section 5.01(a) by the Company or LRPHI or (B) in this Agreement by such Seller requiring performance after Closing; and

(iii)      any fees, expenses or other payments incurred or owed by (A) Sellers or (B) the Company (x) that were incurred on or prior to the Closing in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby (including any fees, expenses or other payments to any brokers, financial advisors, legal advisors or comparable other persons retained or employed by Sellers or the Company (prior to Closing) in connection with the transactions contemplated by this Agreement) and that were not reflected on the Statement delivered pursuant to Section 1.04(a), or (y) under the Warrant Termination Agreement in excess of the Warrant Payment.

Each Seller’s obligations under this Section 8.01(a), Section 8.01(e) and Section 8.01(f) shall be (x) several, and not joint with the other Sellers, with respect to its own representations and warranties and its own covenants and (y) several, and not joint with the other Sellers, with respect to Section 8.01(a)(iii)(B) and to the representations, warranties and covenants of the Company in proportion to the percentage set forth opposite its name on Schedule 8.01(a)(i), in each case, subject to the next sentence. Any obligation under this Section 8.01(a), Section 8.01(e) or Section 8.01(f) with respect to any representation or warranty of or regarding LRPHI or any covenant to be performed by LRPHI (x) shall be the several, and not joint, obligation of each LRPHI Stockholder in proportion to the percentage set forth opposite its name on Schedule 8.01(a)(ii) and (y) shall not be an obligation of any Seller that is not an LRPHI Stockholder.

(b)       Sellers shall not be required to indemnify any Purchaser Indemnitee, and shall not have any liability:

(i)        under Section 8.01(a)(i) unless the aggregate of all Losses for which Sellers would, but for this clause (i), be liable thereunder exceeds on a cumulative basis an amount equal to 1.0% of the Adjusted Purchase Price (the “Deductible”), and then only to the extent of such excess; provided that this clause (i) shall not apply to any claim for indemnification arising out of a breach of Sections 2.01, 2.02, 2.04, 2.07, 2.08(a)-(c), 2.08(e), 3.01, 3.02, 3.03, 3.04, 3.20 or 5.07 (the “Fundamental Representations”).

(ii)       under Section 8.01(a)(i) for any individual items or series of related items where the Loss relating thereto is less than $75,000 (it being understood that any such individual items or series of related items for amounts less than $75,000 shall be ignored in determining whether the Deductible has been exceeded); provided, however, that this clause (ii) shall not apply to any claim for indemnification arising out of a breach of the Fundamental Representations; and

(iii)      under Section 8.01(a)(i) in excess of $13,250,000 in the aggregate, except that this clause (iii) shall not apply to any indemnification arising out of (A) a willful breach of a covenant by the Company or (B) a breach of the Fundamental Representations;

(iv)     except in the case of fraud, no Losses shall be recoverable by the Purchaser Indemnitees under Section 8.01(a)(i) from any Seller in excess of the portion of the Adjusted Purchase Price actually received by such Seller pursuant to this Agreement; and

(v)      except to the extent actually paid to an unrelated third party as a result of a final, non-appealable determination in respect of a Third Party Claim, the Purchaser Indemnitees shall not be entitled to recover under this Agreement in respect of punitive or exemplary damages.

(c)      Except as otherwise specifically provided in this Agreement (including Section 1.04), Purchaser acknowledges that its sole and exclusive monetary remedy after the Closing with respect to any and all claims relating to this Agreement, the Acquisition and the other transactions contemplated hereby, the Company or any Subsidiary and its assets and liabilities (other than (x) pursuant to the terms of any employment agreement executed in connection with this Agreement (each, an “Employment Agreement”)) or (y) claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each of Purchaser and the Company hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) for damages it may have against any Seller arising under or based upon this Agreement, any document or certificate delivered in connection herewith (other than any Employment Agreement), any Applicable Law (including any relating to environmental matters), common law or otherwise (except pursuant to the indemnification provisions set forth in this Section 8.01).

(d)      Any indemnification owed by any Seller to the Purchaser Indemnitees pursuant to Section 8.01(a)(i), Section 8.01(a)(ii)(A) or Section 8.01(a)(iii)(B) shall be satisfied first from the remaining Escrowed Funds. For the avoidance of doubt, subject to the limitations set forth in this Article VIII, the Purchaser Indemnitees shall be entitled to recover and shall have direct recourse to Sellers at any time in which there are insufficient funds remaining in the Escrow Account (net of amounts reserved for pending claims) to satisfy any indemnification obligation pursuant to Section 8.01(a)(i), Section 8.01(a)(ii)(A) or Section 8.01(a)(iii)(B) (or in the case of fraud). Upon the terms and subject to the conditions of this Article VIII and the Escrow Agreement, the Escrowed Funds shall be available to compensate Purchaser (on behalf of itself or any other Purchaser Indemnitee) for indemnifiable Losses pursuant to the indemnification obligations of Sellers set forth herein. If Purchaser (or any other Purchaser Indemnitee) is so entitled to indemnity pursuant to this Article VIII, then Purchaser and Sellers’ Representative shall jointly direct the Escrow Agent in the manner specified in the Escrow Agreement to release to Purchaser available Escrowed Funds in an amount equal to Purchaser’s (or such other Purchaser Indemnitee’s) indemnifiable Losses (or if the available Escrowed Funds are less than such Losses, all remaining available Escrowed Funds). If, on the date that is twelve months after the Closing Date, any Escrowed Funds remain in the Escrow Account, Sellers’ Representative and Purchaser shall jointly direct the Escrow Agent to distribute to Sellers’ Representative the amount of such remaining Escrowed Funds less the sum of (i) an amount equal to the aggregate dollar amount of any claims any Purchaser Indemnitee may have under this Article VIII as to which Purchaser has delivered notice to Sellers’ Representative and the Escrow Agent in the manner specified in the Escrow Agreement and (ii) an amount determined in good faith by Purchaser in consultation with Sellers’ Representative that is estimated to be sufficient to satisfy the indemnification obligations of Sellers with respect to any claim any Purchaser Indemnitee may have under this Article VIII as to which Purchaser has delivered notice to Sellers’ Representative and the Escrow Agent in the manner specified in the Escrow Agreement and with respect to which Purchaser is unable to specify the amount of Losses.

(e)       From and after the Closing, each Seller shall be severally, and not jointly with the other Sellers, in proportion to the percentage set forth opposite his or its name on Schedule 8.01(a)(i), liable for, and shall indemnify each Purchaser Indemnitee against and hold it harmless from any Loss suffered or incurred by any such Purchaser Indemnitee to the extent arising from, relating to or otherwise in respect of:

(i)        Taxes of the Company and the Subsidiaries for any Pre-Closing Tax Period;

(ii)       Taxes of any person other than the Company and the Subsidiaries for which any such entity becomes liable (x) as a result of, before the Closing Date, being or having been part of any consolidated, combined, affiliated, aggregate, unitary or similar group or Tax Return, (y) as a transferee or successor, to the extent such Taxes described in this sub clause (y) relate to an event or transaction occurring before the Closing Date or (z) by Tax Contract entered into prior to the Closing Date;

(iii)      Taxes resulting from any breach of any representation or warranty of the Company contained in Section 3.11 (it being agreed and acknowledged by the parties that for purposes of the right to indemnification pursuant to this clause (iii) the representations and warranties contained in Section 3.11 shall not be deemed qualified by any references therein to materiality generally or to whether or not any such breach results or may result in a Seller Material Adverse Effect or a Company Material Adverse Effect), and that any Loss shall be limited to Taxes for Pre-Closing Periods;

(iv)      Taxes resulting from any breach of any covenant of such Seller or, as of the Closing Date, the Company contained in this Agreement;

(v)       Transfer Taxes that are attributable to the Securities transferred by such Seller that are the liability of such Seller pursuant to Section 5.06(b); and

(vi)      all Taxes (other than Transfer Taxes) of each Seller.

(f)        From and after the Closing, each LRPHI Stockholder shall be severally, and not jointly with the other LRPHI Stockholders, in proportion to the percentage set forth opposite its name on Schedule 8.01(a)(ii), liable for, and shall indemnify each Purchaser Indemnitee against and hold it harmless from any Loss suffered or incurred by any such Purchaser Indemnitee to the extent arising from, relating to or otherwise in respect of:

(i)        Taxes of LRPHI for any Pre-Closing Tax Period;

(ii)       Taxes of any person other than LRPHI for which LRPHI becomes liable (x) as a result of, before the Closing Date, being or having been part of any consolidated, combined, affiliated, aggregate, unitary or similar group or Tax Return, (y) as a transferee or successor, to the extent such Taxes described in this subclause (y) relate to an event or transaction occurring before the Closing Date or (z) by Tax Contract entered into prior to the Closing Date;

(iii)      Taxes resulting from any breach of any representation or warranty of LRPHI contained in Section 3.11 (it being agreed and acknowledged by the parties that for purposes of the right to indemnification pursuant to this clause (iii) the representations and warranties contained in Section 3.11 shall not be deemed qualified by any references therein to materiality generally or to whether or not any such breach results or may result in a Seller Material Adverse Effect, a Company Material Adverse Effect or a LRPHI Material Adverse Effect), and that any Loss shall be limited to Taxes for Pre-Closing Periods;

(iv)      Taxes resulting from any breach of any covenant of LRPHI or the LRPHI Stockholders; and

(v)      Transfer Taxes that are attributable to the transfer of the LRPHI Stock that are the liability of such Seller pursuant to Section 5.06(b).

(g)       In the case of any Straddle Period: (A) Taxes imposed on a periodic basis (such as real, personal and intangible property Taxes) for any Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; (B) Taxes (other than Taxes described in Section 8.01(g)(A)) for any Pre-Closing Tax Period shall be computed (1) as if such taxable period ended as of the close of business on the Closing Date and (2) in the case of any such Taxes attributable to the ownership of any equity interest in a partnership or other “flowthrough” entity as if the taxable period of that entity ended as of the close of business on the Closing Date. Notwithstanding the foregoing and for all purposes of this Agreement, any deduction attributable to the payment of all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants; appraisal fees, costs and expenses; and travel, lodging, entertainment and associated expenses) incurred by the Company or any Subsidiary or LRPHI prior to Closing which Sellers are obligated to pay pursuant to the terms of this Agreement, all fees payable by the Company or any Subsidiary or LRPHI to any Seller or any Affiliate of any Seller in connection with this Agreement or the transactions contemplated hereby, the Bonus Amounts, the Warrant Payment and any amount paid to purchase the D&O Tail Policy shall be allocated to the taxable period or the portion of the taxable period ending on the Closing Date, except as required by Applicable Law or agreed by the parties in writing.

SECTION 8.02.      Indemnification by Purchaser. From and after the Closing, Purchaser shall be liable for, and shall indemnify each Seller, its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Seller Indemnitees”) against and hold each of them harmless from, any Losses suffered or incurred by such Seller Indemnitee to the extent arising from, relating to or otherwise in respect of:

(i)        any breach of any representation or warranty of Purchaser in this Agreement or in the certificate delivered pursuant to Section 6.03(c); and

(ii)       any breach of any covenant of Purchaser.

(b)      Except as otherwise specifically provided in this Agreement, each Seller acknowledges that its sole and exclusive monetary remedy after the Closing with respect to any and all claims relating to this Agreement, the Acquisition and the other transactions contemplated hereby, the Company or any Subsidiary and its assets and liabilities (other than (x) pursuant to the terms of any Employment Agreement) or (y) claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each Seller hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) for damages it may have against Purchaser or the Company arising under or based upon this Agreement, any document or certificate delivered in connection herewith (other than any Employment Agreement), any Applicable Law (including any relating to environmental matters), common law or otherwise (except pursuant to the indemnification provisions set forth in this Section 8.02). Notwithstanding the foregoing, (i) to the extent an Individual Seller is an employee or officer of the Company or any of the Subsidiaries, such Individual Seller is not waiving such Individual Seller’s right (in his capacity as an employee), if any, to accrued and unpaid salary, bonus, employee benefits, and business expenses that are payable in the ordinary course of business consistent with past practice, and (ii) if an Individual Seller was a manager or officer of the Company or any of its Subsidiaries, nothing contained in this Agreement shall prohibit such Individual Seller from pursuing claims directly against the insurance carrier under any D&O Tail Policy.

SECTION 8.03.      Calculation of Losses. The amount of any Loss for which indemnification is provided under this Article VIII shall be net of any amounts actually recovered by the indemnified party under insurance policies or other sources of indemnification with respect to such Loss; provided that the amount deemed to be so recovered under any insurance policy or other source of indemnification shall be net of the applicable deductible for such policy and any increase in premium for such policy directly attributable to such Loss. The amount of the Loss arising out of any item included as a liability in calculating Closing Adjusted Working Capital shall be calculated net of the amount so included. The amount of the Loss arising out of any reduction in value of any Current Asset acquired at the Closing shall be calculated net of the reported value of such Current Asset used in calculating Closing Adjusted Working Capital. In the event that an insurance or other recovery is made by any Purchaser Indemnitee with respect to any Loss hereunder, then a refund equal to the aggregate amount of the recovery (after deducting therefrom the full amount of the expenses incurred by such Purchaser Indemnitee in procuring such recovery) shall be made promptly to Sellers; provided that prior to the termination of the Escrow Account, any such amount recovered by a Purchaser Indemnitee shall be deposited in the Escrow Account to fund the indemnification obligations of Sellers under Section 8.01(a) if the amount previously so paid to or on behalf of such Purchaser Indemnitee was funded out of the Escrow Account.

SECTION 8.04.      Termination of Indemnification. The obligations to indemnify and hold harmless any party (i) pursuant to Section 8.01(a)(i) or Section 8.02(a)(i) shall terminate when the applicable representation or warranty terminates pursuant to Section 8.06, (ii) pursuant to Section 8.01(a)(ii), Section 8.01(a)(iii) or Section 8.02(a)(ii) shall terminate when the applicable covenant terminates pursuant to Section 8.06; and (iii) pursuant to Section 8.01(e) or Section 8.01(f) shall terminate when the applicable statute of limitations terminates; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim, the amount of such claim (if known and quantifiable) and the provisions of this Agreement upon which such claim for indemnification is made) pursuant to Section 8.05 to the party to be providing the indemnification.

SECTION 8.05.      Procedures. Third Party Claims. In order for a person (the “indemnified party”) to be entitled to any indemnification provided for under Section 8.01 in respect of, arising out of or involving a claim made by any person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing (stating in reasonable detail the basis of such claim, the amount of such claim (if known and quantifiable) and the provisions of this Agreement upon which such claim for indemnification is made) of the Third Party Claim promptly following receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, promptly following the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b)      Assumption. If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and that would not otherwise adversely affect the indemnified party in any material respect. Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) (x) unless the indemnifying party acknowledges in writing, based on the alleged facts stated in the notice delivered to the indemnifying party pursuant to Section 8.05(a), its irrevocable and unconditional obligation to indemnify the indemnified party hereunder (subject to the limitations set forth in this Article VIII), (y) there is reasonable probability that the indemnifying party shall, after giving effect to the limitations set forth in Section 8.01(b) and the other provisions of this Agreement and the Ancillary Agreements, bear in excess of 50% of any Losses with respect to such claim and (z) if the Third Party Claim involves primarily a claim for monetary damages and any claim for an order, injunction or other equitable relief or relief for other than monetary damages against the indemnified party as part of such claim is only incidental to such claim for monetary damages (provided that if the Third Party Claim seeks more than an incidental order, injunction or other equitable relief or relief for other than monetary damages against the indemnified party that the indemnified party reasonably determines, after conferring with its outside counsel, can be readily separated from any related claim for monetary damages, the indemnifying party shall be entitled to assume the control of the defense of the portion relating to monetary damages).

(c)       Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 8.01 or Section 8.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. Subject to Sections 8.04 and 8.06, the failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 8.01 or Section 8.02, as applicable, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 30 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 8.01 or Section 8.02, as applicable, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 8.01 or Section 8.02, as applicable, and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

(d)       Mitigation. Purchaser and each Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonably efforts to mitigate or resolve any such claim or liability; provided, however, that such party shall not be required to make such efforts if they would be detrimental in any material respect to such party.

SECTION 8.06.      Survival of Representations. The representations, warranties, covenants and agreements contained in this Agreement and in any document delivered in connection herewith shall survive the Closing solely for purposes of this Article VIII as follows: (a) the Fundamental Representations and the representations and warranties in Section 4.01, 4.02 and 4.06 shall survive indefinitely; (b) the representations and warranties in Section 3.08 shall survive for two years following the Closing; (c) the representations and warranties in Section 3.11 and the covenants in Section 5.09 shall survive the Closing until the expiration of the relevant statute of limitations; (d) the representations, warranties and covenants contained in Article II, Article III and Article IV (other than those specified in clauses (a) through (c) above) and Section 5.01 shall survive for 18 months following the Closing, (e) the covenants in Sections 5.04 and 5.11 shall survive as provided therein, (f) the other covenants contained in this Agreement (other than those specified in clauses (c), (d) and (e) above) (i) which are expressly to be performed prior to Closing shall terminate on the Closing Date and (ii) otherwise shall terminate once such covenants are fully performed and (g) all other provisions of this Agreement shall survive indefinitely.

SECTION 8.07.      No Additional Representations. Purchaser acknowledges that none of Sellers, the Company or any other person has made any representation or warranty, expressed or implied, as to the Company or any Subsidiary or the accuracy or completeness of any information regarding the Company and the Subsidiaries furnished or made available to Purchaser and its representatives, except as expressly set forth in this Agreement. Purchaser acknowledges that, should the Closing occur, Purchaser shall acquire the assets of the Company and the Subsidiaries without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in this Agreement.

ARTICLE IX

General Provisions

SECTION 9.01.      Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party without the prior written consent of the other parties hereto. Notwithstanding the foregoing, Purchaser may assign its right to purchase the Securities to an affiliate of Purchaser without the prior written consent of any other party; provided, however, that no assignment shall limit or affect the assignor’s obligations hereunder. Any attempted assignment in violation of this Section 9.01 shall be void.

SECTION 9.02.      No Third-Party Beneficiaries. Except as provided in Section 5.14 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 9.03.      Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile, electronic mail, or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given (a) on the date established by sender when so delivered by hand or facsimile or electronic mail, or (b) if mailed, three business days after mailing (one business day in the case of express mail or overnight courier service), as follows (or at such other address as such party may specify by written notice to the other party hereto):

  (i)   if to Purchaser,

FactSet Research Systems Inc.
601 Merritt 7
Norwalk, Connecticut 06851
Facsimile: (203) 810-3013
Email: rstern@factset.com

Attention: Rachel Stern, Senior Vice President,

   Strategic and General Counsel

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019-7475
Facsimile: (212) 474-3700
Email: tdunn@cravath.com

Attention: Thomas E. Dunn; and

  (ii)   if to any Seller or to Sellers’ Representative,

David L Haselkorn, PC, as Sellers’ Representative
4000 Cathedral Ave NW, 544B
Washington, DC 20016
Facsimile: (888) 507-8319
Email: david@haselkorn.com
Attention: David Haselkorn

with a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178-0060
Facsimile: +1.212.309.6001
Email: dpollak@morganlewis.com

Attention: David W. Pollak

SECTION 9.04.      Interpretation; Exhibits and Schedules; Certain Definitions. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits, the Disclosure Letter and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. All references to days or months shall be deemed to be references to calendar days or months, unless expressly noted otherwise. All references to “$” shall be deemed references to United States dollars. The words “hereof,” “hereto,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means ‘including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Unless the context otherwise clearly indicates, (i) each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form, (ii) the masculine gender shall also include the feminine and neutral genders and vice versa, (iii) the word “or” shall be deemed to be inclusive and not exclusive and (vi) whenever the words “made available to Purchase” or similar words are used in this Agreement with respect to any documents or other information, such words shall mean that such documents or information were available to Purchaser prior to the date of execution of this Agreement in the electronic dataroom maintained on behalf of the Company by Merrill Corporation.

(b)    For all purposes hereof:

“affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. The term “control” means the possession, directly or indirectly, of the power to vote 50% or more of the securities or other equity interests of a person having ordinary voting power, or the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, by Contract or otherwise.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, had, has, or would reasonably be expected to have, a materially adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: any change, effect, event, occurrence, state of facts or development attributable to (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions generally affecting the industry in which the Company and its Subsidiaries participate, the U.S. economy as a whole or the capital markets in general or the markets in which the Company and its Subsidiaries operate, including changes in interest or exchange rates; (iii) any change in, or proposed or potential change in, Applicable Laws or the interpretation thereof; (iv) any change in GAAP or other accounting requirements or principles or the interpretation thereof; (v) the failure of the Company or its Subsidiaries to meet or achieve the results set forth in any projection or forecast (provided that this clause (v) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)); (vi) any natural disaster or the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity, act of terrorism or political event or (vii) any omission to act or action taken by the Company or any Subsidiary with the consent of Purchaser; provided that, in the case of clauses (ii), (iii), (iv) and (vi) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate, then the disproportionate aspect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Company Material Adverse Effect has or will occur.

“fraud” means an act, committed by a party, with intent to deceive another party, or to induce such party to enter into this Agreement and requires (i) a false statement of fact; (ii) with knowledge or belief that such statement is false; (iii) with an intention to induce the party to whom such statement is made to act or refrain from acting in reliance upon it; (iv) such party, in justifiable reliance upon such false statement and with ignorance to the falsity of such statement, acts or refrain from taking action; and (v) such party suffers damage by reason of such reliance.

“GAAP” means generally accepted accounting principles in the United States.

“Liability” means any obligation or liability of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due.

“knowledge” means, (i) with respect to Sellers, the actual knowledge of such Seller, (ii) with respect to the Company, the actual knowledge of the Individual Sellers or, solely with respect the representations and warranties set forth in Section 3.08, Sarath Chennareddy; provided, however, that the actual knowledge of Scott DePetris shall include his knowledge after performing a reasonable inquiry of Ghiri Surendaram concerning the accuracy of the any representation or warranty contained in this Agreement, and (iii) with respect to Purchaser, the actual knowledge of Chris Ellis, Maurizio Nicolelli, Phil Snow, Phil Hadley or Rachel Stern.

“Liens” means mortgages, liens, security interests, charges, easements, leases, subleases, rights of way, options, restrictions or encumbrances of any kind.

“Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes that are not due and payable, being contested in good faith, or that may thereafter be paid without penalty, (ii) with respect to real property, zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over the Leased Real Property which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Company and the Subsidiaries and which do not interfere, individually or in the aggregate, with the Company’s and the Subsidiaries’ present uses or occupancy of such Leased Real Property for the purposes for which it is used for the businesses of the Company and the Subsidiaries, (iii) in respect of Intellectual Property, non-exclusive licenses granted in the ordinary course of business and not in connection with the incurrence of indebtedness and (iv) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not materially impair, and could not reasonably be expected materially to impair, the continued use and operation of the assets to which they relate in the conduct of the business of the Company and the Subsidiaries as presently conducted.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on or before the Closing Date. For the avoidance of doubt, Taxes for any Straddle Period shall be allocated between the portion of such Straddle Period that is a Pre-Closing Tax Period and the remaining portion of such Straddle Period in accordance with Section 8.01(g).

“subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such first person.

“Tax” or “Taxes” shall mean any Federal, state and local, domestic and foreign, taxes, assessments, duties, fees or similar charges of any kind whatsoever, including all corporate franchise taxes, income taxes, sales taxes, use taxes, ad valorem taxes, real estate taxes, receipts taxes, value added taxes, profits taxes, license taxes, withholding taxes, employment taxes, excise taxes, property taxes, escheat, net worth taxes, capital gains taxes, transfer taxes, stamp taxes, documentary taxes, social security taxes, payroll taxes, environmental taxes, alternative minimum taxes, occupation taxes, recapture taxes, import taxes and other taxes, and including any interest, penalties and additions imposed with respect to such amounts.

“Taxing Authority” shall mean any Governmental Entity exercising regulatory authority in respect of any Taxes.

“Tax Return” or “Tax Returns” shall mean any return, declaration, statement, report, election, form, estimate or information return relating to Taxes, including any amendments, attachments and schedules thereto and any related or supporting information, required or permitted to be filed with any Taxing Authority and whether in tangible or electronic form.

(c)      The following terms, when used in this Agreement, shall have the meaning assigned to such terms in the Sections set forth below:

Term	Section
Accounting Firm	Section 1.04(b)
Acquisition	Section 1.01
Adjusted Accounting Principles	Section 1.04(i)
Adjusted Purchase Price	Section 1.04(g)
Adjusted Working Capital	Section 1.04(i)
Agreement	Preamble
Allocation Statement	Section 5.09(f)
Ancillary Agreements	Section 2.02
Applicable Law	Section 2.03
Audited Financial Statements	Section 3.06(a)
Balance Sheet	Section 3.06(a)
Benefit Plans	Section 3.13(a)
Bonus Amount	Section 1.03(f)
Closing	Section 1.02
Closing Adjusted Working Capital	Section 1.04(a)
Closing Date	Section 1.02
Closing Date Amount	Section 1.03(d)
Commonly Controlled Entity	Section 3.13(a)
Company	Preamble
Company Contracts	Section 3.09(b)
Company Intellectual Property	Section 3.08(a)
Company Owned Intellectual Property	Section 3.08(a)
Company Pension Plan	Section 3.13(c)
Company Personal Property	Section 3.07(a)
Competitive Activities	Section 5.11(a)(i)
Confidentiality Agreement	Section 5.04(a)
Consent	Section 2.03

Contract	Section 2.03
Current Assets	Section 1.04(i)
Current Liabilities	Section 1.04(i)
D&O Tail Policy	Section 5.14
Deductible	Section 8.01(b)(i)
Employment Agreement	Section 8.01(c)
Environmental Law	Section 3.17
ERISA	Section 3.13(a)
Escrow Account	Section 1.03(e)
Escrow Agent	Section 1.03(e)
Escrow Agreement	Section 1.03(e)
Escrowed Funds	Section 1.03(e)
Final Allocation	Section 5.09(f)
Financial Statements	Section 3.06(a)
FINRA	Section 2.03
Fundamental Representations	Section 8.01(b)(i)
Governmental Entity	Section 2.03
Hazardous Materials	Section 3.17
Income Tax Return	Section 5.09(a)(ii)
indemnified party	Section 8.05(a)
Individual Seller	Preamble
Individual Sellers	Preamble
Intellectual Property	Section 3.08(i)
Interim Balance Sheet	Section 3.06(a)
Interim Financial Statements	Section 3.06(a)
Judgment	Section 2.03
Leased Real Property	Section 3.07(b)
Losses	Section 8.01(a)
LRPHI	Preamble
LRPHI Material Adverse Effect	Section 2.08(a)
LRPHI Stock	Recitals
LRPHI Stockholder	Preamble
LRPHI Stockholders	Preamble
Membership Interests	Recitals
Notice of Disagreement	Section 1.04(b)
Open Source Code	Section 3.08(i)
Operating Agreement	Section 2.04
other bid	Section 5.02
Outside Date	Section 7.01(iv)
Pension Plan	Section 3.13(a)
Permits	Section 3.15
Permitted Goods and Services	Section 5.11(a)(i)
Personal Data	Section 3.08(i)
Personal Data Breach	Section 3.08(h)
Personnel	Section 3.08(d)

Pre-Closing Tax Returns	Section 5.09(a)
Privileged Communications	Section 9.12
Proceedings	Section 2.05
Purchase Price	Section 1.01
Purchaser	Preamble
Purchaser Indemnitees	Section 8.01(a)
Purchaser Material Adverse Effect	Section 4.03
Section 280G Payments	Section 5.15
Section 754 Election	Section 5.09(g)
Securities	Recitals
Seller Indemnitees	Section 8.02(a)
Seller Material Adverse Effect	Section 2.03
Sellers	Preamble
Sellers’ Representative	Section 1.05(a)
Software	Section 3.08(i)
Statement	Section 1.04(a)
Straddle Period	Section 5.09(b)
Subsidiary	Section 3.02
Target Amount	Section 1.04(i)
Tax Contract	Section 3.11(d)
Tax Matters Accounting Firm	Section 5.09(f)
Third Party Claim	Section 8.05(a)
Transfer Taxes	Section 5.06(b)
Voting Company Debt	Section 3.03(a)
Warrant Payment	Section 1.03(g)
Warrant Termination Agreement	Section 1.03(g)
Welfare Plan	Section 3.13(a)

SECTION 9.05.      Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. Any counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

SECTION 9.06.      Entire Agreement. This Agreement, the Ancillary Agreements, and the Confidentiality Agreement, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter, except any agreement among Sellers with respect to the rights and obligations of Sellers’ Representative. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth in this Agreement, the Ancillary Agreements or the Confidentiality Agreement.

SECTION 9.07.      Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

SECTION 9.08.      Specific Performance. Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

SECTION 9.09.      Consent to Jurisdiction. Except as otherwise expressly provided in this Agreement (including Section 1.04), any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware, the Delaware Court of Chancery of the State of Delaware or any other court of the State of Delaware, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.03 shall be deemed effective service of process on such party.

SECTION 9.10.      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

SECTION 9.11.      Waiver of Jury Trial. Each party hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

SECTION 9.12.      Legal Representation. Following consummation of the transactions contemplated hereby, Morgan, Lewis & Bockius LLP may serve as counsel to any Seller (including Sellers’ Representative) in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of any other person (including Sellers’ Representative), and each of the parties hereto consents thereto and waives any conflict of interest arising therefrom. Any privilege attaching as a result of Morgan, Lewis & Bockius LLP representing a Seller or the Company in connection with the transactions contemplated by this Agreement shall survive the Closing and shall remain in effect, provided that such privilege from and after the Closing shall be assigned to and controlled by Sellers. In furtherance of the foregoing, each of the parties agree to take the steps necessary to ensure that any privilege attaching as a result of Morgan, Lewis & Bockius LLP representing any Seller and/or the Company in connection with the transactions contemplated by this Agreement shall survive the Closing, remain in effect and be assigned to and controlled by Sellers. As to any privileged attorney client communications between Morgan, Lewis & Bockius LLP and Sellers or the Company prior to the Closing Date (collectively, the “Privileged Communications”), Purchaser, together with any of its affiliates (including, after the Closing, the Company), successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action or claim against or involving any of the parties hereto or any of their respective affiliates after the Closing. Purchaser (on behalf of itself and the Company after the Closing) further agrees that Morgan, Lewis & Bockius LLP’s retention by the Company shall be deemed completed and terminated without any further action by any person effective as of the Closing.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, Sellers, the Company and Purchaser and the Company have duly executed this Securities Purchase Agreement as of the date first written above.

PORTWARE, LLC

By:	/s/ Scott DePetris
Name:	Scott DePetris
Title:	President and Chief Operating Officer

By:	/s/ Eric Goldberg
Name:	Eric Goldberg
Title:	Authorized Signatory

By:	/s/ Ardaches Khatchikian
Name:	Ardaches Khatchikian
Title:	Authorized Signatory

By:	/s/ Alfred Eskander
Name:	Alfred Eskander
Title:	Chief Executive Officer

By:	/s/ Scott DePetris
Name:	Scott DePetris
Title:	President and Chief Operating Officer

[Signature Page to Securities Purchase Agreement]

LONG RIDGE PORTWARE HOLDINGS, INC.

By:	/s/ /s/ James C. Brown
Name:	James C. Brown
Title:	President

LONG RIDGE EQUITY PARTNERS I, LP

By:	/s/ Kevin B. Bhatt
Name:	Kevin B. Bhatt
Title:	Managing Director

LONG RIDGE OFFSHORE SUBSIDIARY HOLDINGS, LLC

By:	/s/ Kevin B. Bhatt
Name:	Kevin B. Bhatt
Title:	Managing Director

PORTWARE INVESTORS PARALLEL HOLDINGS LLC

By:	/s/ James C. Brown
Name:	James C. Brown
Title:	President

[Signature Page to Securities Purchase Agreement]

FACTSET RESEARCH SYSTEMS INC.

By:	/s/ Philip Snow
Name:	Philip Snow
Title:	Chief Executive Officer

[Signature Page to Securities Purchase Agreement]